Exhibit 10.6
$7,000,000
County of Fillmore,
State of Nebraska,
Subordinate Exempt Facilities Revenue Bonds, Series 2006A
(Advanced BioEnergy, LLC Ethanol Plant Project)

LOAN AND TRUST AGREEMENT
by and among
COUNTY OF FILLMORE
STATE OF NEBRASKA,
as Issuer,
ADVANCED BIOENERGY, LLC,
as Company,
and
WELLS FARGO BANK, N.A.,
as Trustee

April 1, 2006

4.04. Conditions of Final Draw	43
4.05. Repayment of Loan	44
4.06. Additional Payments	44
4.07. Company’s Obligations Unconditional	44
4.08. Prepayment of Loan	45

ARTICLE V ISSUER’S REPRESENTATIONS AND COVENANTS	45

5.01. Payment of Principal and Interest	45
5.02. Performance of and Authority for Covenants	45
5.03. Right to Payments; Instruments of Further Assurance	45
5.04. Title to Facility	46
5.05. Cooperation of the Issuer and Trustee	46

ARTICLE VI COMPANY’S REPRESENTATIONS AND COVENANTS	46

6.01. Representations by the Company	46
6.02. Completion of Project by the Company	47
6.03. Revisions to Construction Schedules	47
6.04. Payment of Project Costs by the Company	47
6.05. Sums for Completion	48
6.06. Final Acceptance of the Project	48
6.07. Company to Repair, Replace, Rebuild or Restore	48
6.08. Maintenance of Facility; Insurance	49
6.09. Inspection of Facility	49
6.10. Compliance with Zoning Laws	50
6.11. Use of Facility and Bond Proceeds	50
6.12. No Material Impairment of Value	50
6.13. Facility Operation	50
6.14. Licenses and Permits	50
6.15. Title to Property	50
6.16. Payment of Taxes	50
6.17. Limitation on Liens	50
6.18. Environmental Compliance	51
6.19. Indemnification	51
6.20. Assurance of Tax Exemption	52
6.21. Business of Company	52
6.22. Existence; Compliance with Laws; Maintenance of Business; Taxes	52
6.23. Continuing Disclosure Agreement	53

ARTICLE VII POWERS AND DUTIES OF TRUSTEE	53

7.01. Trustee; Appointment and Acceptance of Duties	53
7.02. Registrar and Paying Agents; Appointment and Acceptance of Duties	54
7.03. Responsibilities of Fiduciaries	54
7.04. Evidence on Which Fiduciaries May Act	55
7.05. Compensation of Fiduciaries	55
7.06. Permitted Acts and Functions	56
7.07. Resignation of Trustee	56
7.08. Removal of Trustee	56
7.09. Appointment of Successor Trustee	56
7.10. Transfer of Rights and Property to Successor	57
7.11. Merger, Conversion or Consolidation	57
7.12. Resignation or Removal of Registrar and Paying Agents and Appointment of Successors	58
7.13. Co-Trustees	58
7.14. Recordkeeping	59

ARTICLE VIII BOND DEFAULTS AND REMEDIES	59

8.01. Bond Defaults Defined	59
8.02. Acceleration	59
8.03. Remedies	59
8.04. Right of Bondowners to Direct Proceedings	60
8.05. Waiver of Certain Rights	60
8.06. Application of Moneys	60
8.07. Remedies Vested in Trustee	62
8.08. Rights and Remedies of Bondowners	62
8.09. Termination of Proceedings	62
8.10. Waivers of Bond Defaults	62

ARTICLE IX DEBT SERVICE COVERAGE RATIO	63

ARTICLE X LOAN DEFAULTS AND REMEDIES	63

10.01. Loan Defaults Defined	63
10.02. Certain Notices to Company	64
10.03. Acceleration Upon Certain Circumstances	64
10.04. Remedies	64
10.05. Disposition of Funds	65
10.06. Manner of Exercise	65
10.07. Attorneys’ Fees and Expenses	65
10.08. Effect of Waiver	65
10.09. Waiver of Stay or Extension Laws	65
10.10. Limitation of Actions’ Subordination Agreement	65

ARTICLE XI AMENDMENTS	65

11.01. Powers of Amendment	65
11.02. Consent of Bondowners	66
11.03. Modifications by Unanimous Consent	67
11.04. Mailing	67
11.05. Exclusion of Bonds	67
11.06. Notation on Bonds	68

ARTICLE XII GENERAL	68

12.01. Notices	68
12.02. Consent of Bondowners	68
12.03. Limitation of Rights	68
12.04. Captions	69
12.05. Execution Counterparts	69
12.06. Severability	69
12.07. Binding Effect	69
12.08.Governing Law	69

EXHIBITS

Exhibit A Form of Bond	A-1
Exhibit B Form of Borrower’s Requisition	B-1
Exhibit C Project Description	C-1

$7,000,000
County of Fillmore,
State of Nebraska,
Subordinate Exempt Facilities Revenue Bonds, Series 2006A
(Advanced BioEnergy, LLC Ethanol Plant Project)
LOAN AND TRUST AGREEMENT
     THIS LOAN AND TRUST AGREEMENT, dated as of April 1, 2006, is by and among the COUNTY OF FILLMORE, STATE OF NEBRASKA (the “Issuer”), ADVANCED BIOENERGY, LLC, a Delaware limited liability company (the “Company”), and Wells Fargo Bank, N.A., Lincoln, Nebraska, as Trustee (the “Trustee”).
WITNESSETH
     WHEREAS, the Issuer is authorized under the Statute, among other things, to finance and refinance the cost of development facilities, to issue bonds and other evidences of indebtedness for the purpose of obtaining funds for such loans, such bonds and other evidence of indebtedness to be secured by a pledge of such securities and to be payable solely out of the payments made by such Companies thereon, and to enter into a trust agreement providing for the issuance of such bonds and other evidence of indebtedness and for their payment and security; and
     WHEREAS, Advanced BioEnergy, LLC, a Delaware limited liability company, has been established for the purpose of constructing an ethanol production facility, a portion of which will qualify as a “solid waste disposal facility” as provided in Section 142 of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the Company desires to (a) finance a portion of the acquisition, construction and equipping of a solid waste disposal facility as defined in Section 142 of the Code, (b) pay a portion of the interest on the Bonds (as hereinafter defined), (c) fund a debt service reserve fund for the benefit of the Bonds and (d) pay certain costs relating to the issuance of the Bonds, all as permitted by the Statute; and
     WHEREAS, the Company desires to obtain the funds necessary to achieve the foregoing by borrowing funds from the Issuer through the issuance and sale to the Issuer of its Note, (the “Note”), in the aggregate principal amount of $7,000,000, which will evidence the loan of the proceeds of the Bonds (as hereinafter defined) from the Issuer to the Company, and secured by the Subordinate Deed of Trust and Security Agreement dated as of April 1, 2006 (the “Deed of Trust”), between the Company and the Issuer; and
     WHEREAS, it has been determined that in order to obtain such funds to lend to the Company, the Issuer will issue $7,000,000 in aggregate principal amount of its Subordinate Exempt Facilities Revenue Bonds, (Advanced BioEnergy, LLC Ethanol Plant Project) (the “Bonds”), under this Loan and Trust Agreement; and

     WHEREAS, all things necessary to make the Bonds, when authenticated by the Trustee and issued as provided in this Loan and Trust Agreement, the valid, binding and legal limited obligations of the Issuer according to the import thereof, and to constitute this Loan and Trust Agreement a valid assignment and pledge of the payments and prepayments upon the Notes to be applied to the payment of the principal of, premium, if any, and interest on the Bonds and a valid assignment of the rights of the Issuer under the Deed of Trust, have been done and performed, and the creation, execution and delivery of this Loan and Trust Agreement, and the creation, execution and issuance of the Bonds, subject to the terms hereof, have in all respects been duly authorized; and
     WHEREAS, the Bonds and the Trustee’s certificate of authentication to be endorsed thereon are to be in substantially the respective forms attached hereto as Exhibit A, with necessary and appropriate variations, omissions and insertions as permitted or required by this Loan and Trust Agreement or deemed necessary by the Trustee; and
     WHEREAS, the execution and delivery of this Loan and Trust Agreement and the issuance of the Bonds hereunder have been in all respects duly and validly authorized by a resolution duly passed and approved by the Issuer;
     NOW, THEREFORE, THIS LOAN AND TRUST AGREEMENT WITNESSETH: That in order to secure the payment of the principal of and interest and premium, if any, on the Bonds to be issued under this Loan and Trust Agreement according to their tenor, purport and effect, and in order to secure the performance and observance of all the covenants and conditions herein and in said Bonds contained, and in order to declare the terms and conditions upon which the Bonds are issued, authenticated, delivered, secured and accepted by all persons who shall from time to time be or become Owners (as defined herein) thereof, and for and in consideration of the mutual covenants herein contained, of the acceptance by the Trustee of the trust hereby created, and of the purchase and acceptance of the Bonds by the Owners thereof, the Issuer has executed and delivered this Loan and Trust Agreement, and by these presents does hereby convey, assign, pledge and grant a security interest in and unto the Trustee, its successor or successors and its or their assigns forever, with power of sale, all and singular, the property, real and personal, hereinafter described said property being herein referred to as the “Trust Estate”:
Granting Clauses
Division I
     The Note, which has been endorsed by the Issuer to the order of the Trustee, and all sums payable in respect of the indebtedness evidenced thereby;
Division II
     All right, title and interest of the Issuer in and to the Deed of Trust and the Mortgaged Property (including the real estate described in Exhibit C hereto), which Deed of Trust is being recorded in the Office of the Register of Deeds of Fillmore County, Nebraska;

Division III
     All right, title and interest of the Issuer in and to all cash and securities held in the funds and accounts established hereunder and all other property pledged to the Trustee as security hereunder; and
Division IV
     All other property of any kind conveyed, transferred, mortgaged, pledged, assigned or hypothecated at any time as and for additional security hereunder in favor of the Trustee, which is hereby authorized to receive all such property at any time and to hold and apply it subject to the terms hereof;
Excepted Property
     There is, however, expressly excepted and excluded from the lien and operation of this Loan and Trust Agreement amounts held by the Trustee in the Rebate Fund (as defined in Article I hereof);
     TO HAVE AND TO HOLD the same unto the Trustee, and its successor or successors and its or their assigns, forever;
     IN TRUST, NEVERTHELESS, upon the terms and trusts herein set forth, to secure the payment of the Bonds to be issued hereunder, and premium, if any, payable upon redemption or prepayment thereof, and the interest payable thereon, and to secure also the observance and performance of all the terms, provisions, covenants and conditions of this Loan and Trust Agreement, and for the equal and ratable benefit and security of all and singular the Owners of all Bonds issued hereunder, without preference, priority or distinction as to lien or otherwise, except as otherwise hereinafter provided, of any one Bond over any other Bond or as between principal and interest, subordinate to the rights of the Senior Lenders under the Loan, as defined in Article I; and it is hereby mutually covenanted and agreed that the terms and conditions upon which the Bonds are to be issued, authenticated, delivered, secured and accepted by all persons who shall from time to time be or become the Owners thereof, and the trusts and conditions upon which the pledged moneys and revenues are to be held and disbursed, are as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. Capitalized terms herein shall have the respective meanings set forth below:
     Act: Sections 13-1101 to 13-1110, Nebraska Reissue Revised Statutes, 1997, as amended from time to time.
     Affiliate of a Person: A Person which directly or indirectly through one or more intermediaries Controls, or is under common Control with, or is Controlled by, such Person.

     Authorized Officer of the Company: Any officer of the Company authorized, even if acting alone, to bind the Company to contracts, to execute and deliver Company’s Requisitions and to give Trust Fund investment directions on behalf of the Company.
     Authorized Officer of the Issuer: The Chairperson, Executive Director or other designated officer of the Issuer acting in each case pursuant to a duly adopted resolution of the commissioners of the Issuer specifically authorizing the act in question.
     Bankruptcy Condition: The (i) filing of a petition in bankruptcy by or against the Company or the Issuer as debtor under the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., or (ii) continuance of other judicial proceedings with respect to the Company or the Issuer as debtor under similar or successor federal or state bankruptcy, reorganization or insolvency laws.
     Bond Amount: $7,000,000 with respect to the Bonds.
     Bond Counsel: Rembolt Ludtke LLP, or any other law firm whose legal and tax opinion on municipal bond issues is nationally recognized.
     Bond Proceeds: The proceeds of the sale of the Bonds.
     Bond Register: The registration books maintained by the Trustee pursuant to Section 2.10.
     Bond Year: With respect to the Bonds, each year ending on December 1.
     Bondowners or Owners or any similar term (when used with respect to Bonds): At the time or times of determination, the persons who are registered owners of Outstanding Bonds as shown in the Bond Register maintained by the Trustee pursuant to Section 2.10.
     Bonds: The Issuer’s Subordinate Exempt Facilities Revenue Bonds, Series 2006A (Advanced BioEnergy, LLC Ethanol Plant Project)
     Business Day: Any day other than a Saturday, Sunday or other day on which banks and other financial institutions are required or authorized to remain closed in the city in which the Trustee’s Principal Office is located.
     Capital Expenditures: Any expenditure which could at the option of any Person be capitalized or chargeable to the capital account of such Person under any provision of the Code, made or incurred by any person with respect to the Facility or otherwise.
     Capitalized Lease: As applied to any Person, any lease of any property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
     Capitalized Lease Obligation: The rental obligations, as described in the definition of Capitalized Lease above, under the lease described in said definition.
     Chairperson: The Chairperson of the Issuer.

     Code: The Internal Revenue Code of 1986, as amended, including, when appropriate, the statutory predecessor of the Code, and all applicable and binding regulations thereunder, whether proposed, temporary or final, including regulations issued and proposed pursuant to the statutory predecessor of the Code and, in addition, all official rulings and judicial determinations applicable to the Bonds under the Code and under the statutory predecessor of the Code and any successor provisions to the relevant provisions of the Code or regulations.
     Company: Advanced BioEnergy, LLC, a Delaware limited liability company, and any successor, surviving, resulting or transferee entity as provided in the Loan and Trust Agreement.
     Company’s Address: The address which the Company designates for the delivery of notices hereunder. Until changed by notice from an Authorized Officer of the Company to the Issuer, the County and the Trustee, the Company’s Address shall be:
Advanced BioEnergy, LLC
PO Box 424
Geneva, NE 68361
Attn: Revis Stephenson
     Company’s Certificate: A certificate signed on behalf of the Company by an Authorized Officer of the Company.
     Company’s Organizational Documents: The Articles of Organization of the Company, as filed with the Delaware Secretary of State, and the Operating Agreement of the Company.
     Company’s Requisition: A withdrawal from the Project Fund pursuant to Section 4.02, in the form of Exhibit B attached hereto.
     Completion Date: The completion date of the Project established in accordance with Section 4.03.
     Construction Draw Amount: The amount drawn from the Project Fund from time to time (exclusive of any amounts drawn from the Issuance Expense Account or the Capitalized Interest Account) to pay Project Costs which amount shall only be used for Qualified Costs as defined in Section 142 of the Code. The Company shall certify that amounts drawn from the Project Fund shall be used only for Qualified Costs as defined in Section 142 of the Code and more specifically that such amounts drawn shall be used only for the items and in the manner as set forth in Exhibit C, until the Completion Date after which time amounts remaining in the Project Costs Account shall be applied in accordance with Sections 3.03(d) and 3.03(e) hereof, respectively.
     Continuing Disclosure Agreement: The Continuing Disclosure Agreement dated as of April 1, 2006 between the Company and the Trustee, as amended or supplemented from time to time.
     Control: (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, either directly or indirectly, of at least a majority of the voting stock or other voting equity interest of such Person.

     Counsel: An attorney acceptable to the Trustee, duly admitted to practice law before the highest court of any state, who may be an attorney for the Company or the Issuer.
     Counsel’s Opinion: An opinion signed by any attorney or firm of attorneys (who may be employed or retained by or of counsel to the Issuer or the Company or an attorney employed by the Trustee) licensed to practice in the state in which he, she or it maintains an office (and if the opinion is with respect to an interpretation of federal tax laws or regulations, is also a nationally recognized attorney or firm of attorneys experienced in such matters), selected or employed by the Issuer, the Company, or the Trustee.
     County: The County of Fillmore, Nebraska.
     Debt Service Coverage Ratio: The Company’s profit net of taxes plus depreciation and amortization expenses divided by the current portion of long-term debt.
     Debt Service Requirement: As used to refer to payments of principal of, Sinking Fund Installments for and interest on Bonds: As of any date of calculation and with respect to any Bond Year, an amount equal to the sum of (a) interest scheduled to accrue on the Bonds Outstanding as of the date of calculation during such Bond Year (except to the extent that such interest shall be provided for out of proceeds of Bonds, including investment income thereon), and (b) that portion of each Principal Installment for the Bonds which would accrue during such Bond Year if such Principal Installment were deemed to accrue daily in equal amounts from the next preceding Principal Installment Payment Date for the Bonds (or, if there shall be no such preceding Principal Installment Payment Date, then from a date one year preceding the date of such Principal Installment or from the date of issuance of the first Series of Bonds, whichever is later). Such interest and Principal Installments for Bonds shall be calculated on the assumption that no Bonds Outstanding at the date of calculation will cease to be Outstanding except by reason of the payment of each Principal Installment on the due date thereof.
     Debt Service Reserve Fund: That debt service reserve fund established in accordance with Section 3.07.
     Debt Service Reserve Fund Requirement: (a) With respect to the Bonds, the lesser of (i) $472,500.00, (ii) the maximum annual debt service on the Bonds for any Fiscal Year of the Company, or (iii) 125% of average annual debt service on the Bonds.
     Debt Service Reserve Fund Facility: A Letter of Credit or Surety Bond that meets the requirements of Section 3.07(b) in this Agreement.
     Deed of Trust: The Subordinate Deed of Trust and Construction Security Agreement dated as of April 1, 2006 granted from the Company to the Trustee, securing the Company’s obligations hereunder and taking a security interest in the Mortgaged Property.
     Determination of Taxability: A determination that the interest accrued or paid on any of the Bonds is included in gross income of the Owners or former Owners for federal income tax purposes, which determination shall be deemed to have been made upon the occurrence of the first to occur of the following:

     (a) the day on which the Owner or Company is advised in writing by the Commissioner or any District Director of the Internal Revenue Service that the interest on the Bonds is included in the gross income of any Owner or former Owner thereof for federal income tax purposes;
     (b) the day on which the Owner receives notice from the Trustee in writing that the Trustee has received (1) notice in writing by any Owner or former Owner that the Internal Revenue Service has issued a statutory notice of deficiency or similar notice to such Owner or former Owner that asserts in effect that the interest on the Bonds received by such Owner or former Owner is included in the gross income of such Owner or former Owner for federal income tax purposes, or (2) an opinion of Bond Counsel that concludes in effect that the interest on the Bonds is included in the gross income of any Owner or former Owner thereof for federal income tax purposes;
     (c) the day on which the Owner is advised in writing by the Commissioner or any District Director of the Internal Revenue Service that there has been issued a public or private ruling of the Internal Revenue Service or a technical advice memorandum issued by the national office of the Internal Revenue Service that the interest on the Bonds is included in the gross income of any Owner or former Owner thereof for federal income tax purposes; or
     (d) the day on which the Owner is advised in writing by Counsel that a final determination, from which no further right of appeal exists, has been made by a court of competent jurisdiction in the United States of America in a proceeding with respect to which the Owner has been given written notice and an opportunity to participate and defend that the interest on the Bonds is included in the gross income of any Owner or former Owner thereof for federal income tax purposes; provided, however, no Determination of Taxability shall occur (i) if the interest on any of the Bonds is included in the gross income of any Bondowner or former Bondowner for federal income tax purposes solely because such Bond was held by a Person who is a Substantial User or a Related Person, (ii) because interest on the Bonds is an item of tax preference or is otherwise taken into account in determining alternative minimum taxable income under the Code, or (iii) unless the Company has been afforded the opportunity to contest any such advisement, notice of deficiency, ruling or other conclusion and such contest by the Company, if made, has been finally determined (with no further right of appeal) adversely to the Company or until two years shall have elapsed since receipt of such advisement, notice, ruling or conclusion without any such final determination.
     Environmental Law: Any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal or other handling or release of any Hazardous Substance.
     Environmental Liability: All liability arising under, resulting from or imposed by any Environmental Law.
     Event of Default: Any of the events described as such in Section 8.01 (a “Bond Default”) or in Section 9.01 (a “Loan Default”).
     Facility: The land described in the Appendices to the Deed of Trust, and all rights or interests therein or appertaining thereto, together with all structures, buildings, foundations, fixtures and other improvements now or at any time made, erected or situated thereon, and all replacements, improvements, extensions, substitutions, restorations, repairs or additions thereto; but excluding, however, any real property or interest therein released pursuant to the Deed of Trust. The Facility also includes all machinery, equipment and other tangible personal property acquired and installed on the land described in the Appendices to the Deed of Trust, as said description may be modified from time to time, together with all repairs, replacements, improvements, substitutions, renewals and additions thereof, and all parts, additions and accessories incorporated therein or affixed thereto. Facility shall include all property substituted for or replacing items of Facility and exclude all items of Facility so substituted for or replaced.
     Fiduciary: The Trustee, the Registrar and each Paying Agent and any other person designated as a Fiduciary in this Loan and Trust Agreement.
     Fiscal Year of the Company: A year of 365 or 366 days, as the case may be, ending on December 31, or such other year of similar length as to which the Company shall have given prior written notice thereof to the Issuer and the Trustee at least ninety (90) days prior to the commencement thereof.
     GAAP: Those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company and any Subsidiary of the Company.
     Government Authority: Any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.
     Government Obligations: (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged; (b) obligations issued by a person controlled or supervised by and acting as an instrumentality of the United States of America, the payment of the principal of, premium, if any, and interest on which is fully guaranteed as a full faith and credit obligation of the United States of America, which obligations, in either case, are not subject to redemption prior to maturity at less than par at the option of anyone other than the holder; or (c) any evidence of ownership of rights to payment of portions of the principal of or interest on direct obligations of or obligations unconditionally guaranteed by the United States of America held by a bank or trust company organized under the laws of the United States acting as a custodian of such obligations.
     Hazardous Substance: Any pollutant, contaminant, waste or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB’s, air pollutants, water pollutants, and other substances defined as hazardous substances or toxic substances in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1802, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq., the Clean Air Act, 42 U.S.C. § 1857 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Chapter 144 of the Nebraska Statutes, or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency and the State of Nebraska.

     Indebtedness: All liabilities or obligations of a Person which would, in accordance with GAAP, be included on the liability portion of a balance sheet, and shall include, without limitation, all (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Person is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) any commitment by which the Person assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Person, including without limitation guaranties in the form of an agreement to repurchase or reimburse; (f) Capital Lease Obligations for which the Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Person assures a creditor against loss; (g) any unfunded obligation of the Person to an Employee Plan (as defined for purposes of ERISA); (h) all liabilities secured by any Lien on any Property owned by the Person even though it has not assumed or otherwise become liable for the payment thereof; and (i) Redeemable Stock.
     Independent Accountant: Any nationally recognized firms of independent certified public accountants, selected by the Company in its discretion from time to time (followed by prompt notice of such selection by the Company to the Issuer and the Trustee).
     Inspecting Engineer: Any nationally recognized engineering or architecture firm with expertise in the operation of facilities such as the Project, selected by the Company in its discretion from time to time and approved by the Trustee, together with their respective successors.
     Interest Expense of the Company: The aggregate interest expense in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, and including (without duplication) (a) commissions, discounts, other fees and charges owed with respect to letters of credit, bankers’ acceptances and similar instruments, (b) net costs associated with Interest Rate Agreements, and (c) the interest component of Capitalized Lease Obligations.
     Interest Rate Agreement: With respect to the Company, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to or under which the Company is a party on the date of original issuance of the Bonds or becomes a party thereafter.
     Investment in a Person: Any investment in, loan or advance to, guarantee on behalf of, directly or indirectly, or other transfer of assets in the nature of a capital contribution to such Person.
     Issuer: The County of Fillmore, State of Nebraska, its successors and assigns.
     Issuer’s Address: The address which the Issuer designates for the delivery of notices hereunder. Until changed by notice from the Issuer to the Company, the County and the Trustee, the Issuer’s Address shall be:
County of Fillmore, Nebraska
900 G Street
PO Box 307
Geneva, NE 68361
Attn: Chairperson

     Lien: Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code of the State of Nebraska or comparable law of any jurisdiction.
     Loan: The loan of the Bond proceeds to the Company.
     Loan and Trust Agreement: This Loan and Trust Agreement by and among the Issuer, the Company and the Trustee dated as of April 1, 2006, and any amendments or supplements hereto.
     Loan Documents: The documents relating to the Bonds and the Loan, including the Resolution, this Loan and Trust Agreement, the Security Documents and other documents executed and delivered at the closing.
     Loan Repayments: The payments required to be made by the Company pursuant to Section 4.05.
     Long-Term Indebtedness: (a) any Indebtedness or portion thereof which is due and payable more than one year from the date of determination; (b) any Indebtedness or portion thereof regardless of its term, if such indebtedness or portion thereof is renewable or extendable, at the sole option of the obligor of such Indebtedness pursuant to the terms thereof or of a revolving credit or a similar agreement, to a date more than one year from the date of determination; and (c) any Indebtedness or portion thereof, regardless of its term, which by its terms or the agreement pursuant to which it is issued may be paid at the sole option of the obligor or such Indebtedness with the proceeds of other Indebtedness which may be incurred pursuant to the terms of such first mentioned Indebtedness or of such agreement, which other Indebtedness is due and payable more than one year from the date of determination.
     Mortgaged Property: The Facility and any and all tangible personal property relating to the Facility.
     Net Income for the Company for any period: Net income (loss) of the Company determined on a consolidated basis in accordance with GAAP, except that extraordinary and nonrecurring gains and losses or assets sales (other than in the ordinary course of business), including the income tax effect thereof, as determined in accordance with GAAP shall be excluded.
     Net Proceeds: The gross proceeds of an insurance claim or condemnation award after payment of all expenses (including attorneys’ fees and any extraordinary fee or expense of the Trustee) incurred in its collection.
     Net Worth of any Person: As of any date, the aggregate of capital, surplus and retained earnings (including any cumulative translation adjustment) of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP which may be in part established with respect to asset value by an appraisal firm established in accordance with GAAP.

     Note: The Promissory Note of the Company to the Issuer dated as of April 1, 2006 and assigned to the Trustee evidencing the Loan.
     Official Statement: The Official Statement relating to the Bonds dated March 29, 2006, as supplemented April 5, 2006.
     Opinion of Counsel: A written opinion of Counsel.
     Original Issue Date: April 27, 2006.
     Original Purchaser: Oppenheimer & Co, Inc.
     Outstanding Bonds and Outstanding (when used with reference to Bonds): All Bonds which have been authenticated and delivered by the Trustee hereunder, except:
     (a) Bonds or portions thereof cancelled by the Trustee or delivered to the Trustee for cancellation;
     (b) Bonds in lieu of which other Bonds have been authenticated and delivered in accordance with Sections 2.10, 2.14 and 2.15; and
     (c) Bonds which are not deemed to be Outstanding in accordance with the provisions of Sections 2.16 and 2.19.
     Paying Agent: Any bank or banks designated pursuant to this Loan and Trust Agreement as the agent of the Issuer to receive and disburse the principal of and interest on the Bonds; initially, the Trustee.
     Payment Date: With respect to the Bonds, interest shall come due each December 1 and June 1, commencing December 1, 2006. Sinking Fund and maturity payments shall come due commencing December 1, 2010, and annually thereafter until the Bonds have been paid.
     Permitted Encumbrances: With respect to the Facility, the Liens and other encumbrances set forth in the Appendices to the Deed of Trust.
     Person: An individual, partnership, corporation, firm, enterprise, association, business trust, joint stock company, joint venture, trust, unincorporated organization, Government Authority or any agency or political subdivision thereof, or other entity of whatever nature.
     Pledged Revenues: All revenues and income derived by or for the account of the Issuer from or for the account of the Company pursuant to the terms hereof, including, without limitation (i) all payments by the Company on the Loan or pursuant to Section 4.06, (ii) all cash and securities held from time to time in the Trust Funds (with the exception of the Rebate Credit Account and the Debt Service Reserve Fund for the Bonds which shall be pledged solely for the benefit of such Bonds) and the investment earnings thereon, and (iii) all proceeds of any casualty insurance or condemnation awards payable with respect to the Project; provided, however, that any money in a Project Fund Account or Capitalized Interest Account relating to the Bonds shall only secure and be pledged to the payment of such Bonds.

     Principal Amortization Requirements: For the Company, with respect to any period, the portion of the Company’s Indebtedness and Capitalized Lease Obligations representing the amount of principal which, pursuant to the terms of the instruments creating or evidencing the Indebtedness or the Capitalized Lease (as the case may be), is required to be repaid during such period.
     Principal Amount: With respect to any Bond and at any date of computation, either the stated principal thereof or the amount designated as the Principal Amount thereof pursuant to this Loan and Trust Agreement.
     Principal Installment for any Bond Year: As of any date of calculation and with respect to the Bonds Outstanding as of such date, (a) the principal amount, if any, of such Bonds for which no Sinking Fund Installments have been established, due during such Bond Year, or (b) the unsatisfied balance (determined as provided in the definition of Sinking Fund Installment) of any Sinking Fund Installment due during such Bond Year for such Bonds, plus the amount of the sinking fund redemption premiums, if any, which would be applicable upon redemption of such Bonds in such Bond Year in a principal amount equal to such unsatisfied balance of such Sinking Fund Installment.
     Principal Installment Payment Date: Any date upon which a Principal Installment with respect to the Bonds shall be due and payable.
     Project: The acquisition, construction, installation, improvement and equipping of a certain qualified solid waste disposal facility as part of the Facility meeting the requirements of Section 142 of the Code as defined in Exhibit C attached hereto and made a part hereof by this reference.
     Project Agreements: Collectively, those agreements relating to the Facility listed on Exhibit E attached hereto.
     Project Costs:
     (a) All legal, abstracting, surveying, financial and accounting and other fees and expenses, printing and engraving costs and expenses incurred in connection with the establishment of title, the authorization, sale and issuance of the Bonds (including any underwriter’s or agent’s fees, commitment or origination fees, or points in connection with the issuing of the Bonds but, to the extent paid from Bond Proceeds, not to exceed 2% of the Bond Proceeds), and the preparation of this Loan and Trust Agreement and all other documents, including filing fees for any financing statements deemed necessary by Counsel;
     (b) All costs as identified in Exhibit C;
     (c) All architectural, engineering, consulting, legal, supervisory and other services incurred and to be incurred in the construction, improving, equipping or furnishing of the Project;
     (d) The contract price of all labor, services, materials, supplies and equipment furnished under any contract entered into in connection with the construction, purchase, acquisition, installing, improving, equipping or furnishing of the Project;
     (e) The cost of all other labor, services, materials, supplies and equipment necessary to complete the Project;

     (f) All fees and expenses of the Trustee that become due before the Completion Date;
     (g) To the extent permitted by the Statute and not prohibited by rules or regulations of the Internal Revenue Service and not otherwise paid from Bond Proceeds deposited in the Bond Fund, all interest accruing up until and not later than the completion of the Project on money borrowed by the Company for temporary financing of Project Costs if such interest may be properly capitalized to the Project, and interest accruing on the Bonds prior to, and up to completion of the Project;
     (h) Without limitation by the foregoing, all other expenses which under GAAP constitute necessary capital expenditures for the completion of the construction, acquisition, purchase, installation, improving, equipping or furnishing of the Project, not including initial working capital or expendable supplies (all of which are nevertheless to be supplied by the Company from its own funds without reimbursement); and
     (i) All advances, payments and expenditures made or to be made by the Issuer, the Trustee or any other person with respect to any of the foregoing expenses.
          Property: Any interest of the Company and any Subsidiaries of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.
     Qualified Investments: Such of the following as at the time of determination are permitted investments under applicable law: (i) Government Obligations, (ii) obligations of any of the following: Banks for Cooperatives, Federal Land Banks, Federal Home Loan Banks, Federal Intermediate Credit Banks and Federal National Mortgage Association, (iii) interest-bearing accounts, time deposits and certificates of deposit which mature in not more than three years issued by any bank, trust company or national banking association (including the Trustee and any affiliate of the Trustee) which is authorized to do business in the State of Nebraska and which has capital, surplus and undivided profits in excess of $10,000,000, but in no event shall the amount invested at any one time, in interest-bearing accounts, time deposits and certificates of deposit issued by any one bank, trust company or national banking association equal or exceed 20% of the capital, surplus and undivided profits of such bank, trust company or national banking association, (iv) commercial paper issued by domestic corporations which is rated not less than A-1 by S&P (or an equivalent rating from another national rating agency), (v) shares in an open-end registered investment company which exclusively purchases and holds the investments itemized in (i) and (ii) above, and (vi) investment agreements or guaranteed investment contracts with any financial institution (including an insurance company) which itself or its unsecured long-term debt is rated at least in the “A” category (or its equivalent) by at least one national rating service, provided, however, that if the conditions of any investment rating assigned or to be assigned to the Bonds at the request of the Issuer require an exclusion of or limitation on any of the foregoing, the term “Qualified Investments” shall conform to such conditions.
     Record Date: For the interest payable on any Payment Date, the 15th day (whether or not a Business Day) of the calendar month next preceding such Payment Date.
     Redemption Date: The date upon which any Bond is to be redeemed prior to maturity.

     Redemption Price: When used with respect to any Bond or portion thereof to be redeemed, unless otherwise specified in this Loan and Trust Agreement, 100% of the Principal Amount of such Bond or portion thereof plus the applicable premium, if any, payable upon redemption thereof pursuant to this Loan and Trust Agreement.
     Registered Bondowner: The person in whose name a Bond is registered in the Bond Register.
     Registrar: The Trustee, acting as registrar for the Bonds, or any other bank, trust company or national banking association designated or appointed pursuant to Section 7.02 to act as registrar for the Bonds, and each successor and any other bank, trust company or national banking association at any time substituted in its place pursuant to this Loan and Trust Agreement.
     Representation Letter: The Blanket Issuer Letter of Representations from the Issuer to DTC.
     Requirements of Law: As to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.
     S&P: Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, a corporation organized and existing under the laws of the State of New York, and its successors.
     Security Documents: Collectively, the Deed of Trust, the Tax Regulatory Agreement, Subordination Agreement, this Loan and Trust Agreement, and such other documents related thereto.
     Senior Lender: Farm Credit Services of America, FLCS, and CoBank, ACB as its Administrative Agent, together with their successors and assigns.
     Short-Term Indebtedness: Any Indebtedness or portion thereof, which is due and payable within one year form the date of determination.
     Sinking Fund Installments: An amount so designated with respect to the Bonds which is established pursuant to Section 2.02(a) for mandatory redemption on a date certain of any Series of Bonds pursuant to this Loan and Trust Agreement. The portion of any such Sinking Fund Installment remaining after the deduction of any such amounts credited pursuant to Section 3.06(d) toward the same (or the original amount of any such Sinking Fund Installment if no such amounts shall have been credited toward the same) shall constitute the unsatisfied balance of such Sinking Fund Installment for the purpose of calculation of Sinking Fund Installments due on a future date.
     Special Record Date: Such date as may be fixed for the payment of defaulted interest in accordance with Section 2.02.
     Special Tax Counsel: Briggs and Morgan, Professional Association, or any other law firm whose legal and tax opinion on municipal bond issues is nationally recognized.

     State: The State of Nebraska.
     Stated Maturity: With respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable (including by sinking fund or other mandatory redemption).
     Statute: Sections 13-1101 through 13-1110 of the Nebraska Reissue Revised Statutes, as amended from time to time.
     Subordination Agreement: The Subordination Agreement dated as of April 1, 2006 by and among the Senior Lender, the Company, and the Trustee.
     Subordinate Indebtedness: Indebtedness which may or may not be secured by a Lien on all or a portion of the Facility and which shall in any event be expressly subordinate in priority of Lien and right of payment to the Company’s obligations hereunder and to the Lien of the Deed of Trust.
     Subsidiary: With respect to any Person, (a) any corporation of which 50% or more of the Capital Stock (other than directors’ qualifying shares) or any partnership or other legal entity of which 50% or more of the outstanding interests are, at the time, directly or indirectly, owned by such Person and/or any other corporation or legal entity which is controlled by such Person or by one or more Subsidiaries of such Person, and (b) any other legal entity which is controlled by such Person or by one or more Subsidiaries of such Person.
     Supplemental Loan and Trust Agreement: Any instrument of the Issuer supplementing or amending this Loan and Trust Agreement.
     Tax Regulatory Agreement: The Tax Regulatory Agreement, or similar agreement, dated the date of original issuance of the Bonds, from the Issuer and the Company to the Trustee, and shall include any and all amendments thereof and supplements thereto hereafter made in conformity therewith and with this Loan and Trust Agreement.
     Trustee: Wells Fargo Bank, N.A., Lincoln, Nebraska, and any successor banking corporation, banking association or trust company at the time serving as corporate trustee hereunder.
     Trustee’s Address and Trustee’s Principal Office: The address or office which the Trustee designates for the delivery of notices or payments hereunder. Until changed by notice from the Trustee to the Company, the County and the Issuer, the Trustee’s Address and Principal Office is:
Wells Fargo Bank, N.A.
Corporate Trust Department
1248 ‘O’ Street
Lincoln, Nebraska 68508
Attn: Chad Shirk
     Trust Funds: The trust funds and accounts administered by the Trustee hereunder.
     Unassigned Rights: The Company’s obligations to the Issuer under Sections 6.20 and 9.07.

     Warranties: All warranties, guarantees, sureties, payment bonds, performance bonds, maintenance, repair of replacement agreements, and other contractual obligations of any contractor, subcontractor, surety, guarantor, manufacturer, dealer, laborer, supplier or materialman made with respect to the design, acquisition, construction, equipping, installation and operation of the Facility or any part thereof.
     Yield: The yield on the Bonds or on Investments, as set forth in the Tax Regulatory Agreement.
     Section 1.02. Use of Phrases; Rules of Construction. The following provisions shall be applied wherever appropriate herein:
     “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Loan and Trust Agreement as an entirety and not solely to the particular portion hereof in which any such word is used.
     The definitions set forth in Section 1.01 shall be deemed applicable whether the words defined are herein used in the singular or the plural.
     Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders.
     All references to Sections shall refer, unless specified otherwise, to Sections in this Loan and Trust Agreement.
     Unless otherwise provided, any determinations or reports hereunder which require the application of accounting concepts or principles shall be made in accordance with GAAP.
ARTICLE II
ISSUANCE AND TERMS OF BONDS
     Section 2.01 Creation of Bonds for Issuance. There is hereby created for issuance a Series of Bonds, hereinafter referred to as the Bonds, to be designated:
County of Fillmore
State of Nebraska,
Subordinate Exempt Facility Revenue Bonds, Series 2006A
(Advanced BioEnergy, LLC Ethanol Plant Project)
     The Bonds shall:
     (a) be issued in the aggregate principal amount of SEVEN MILLION DOLLARS ($7,000,000);

     (b) be numbered in such manner as the Trustee shall deem appropriate, provided that each particular Bond shall have a different identifying number;
     (c) be issuable in denominations of $5,000 or any integral multiple thereof;
     (d) be issuable in the form of typewritten or printed, fully registered Bonds;
     (e) specify the Original Issue Date as their original issue date, and each particular Bond shall be dated, as its registration date, the date of its authentication;
     (f) mature on the respective dates and in the respective principal amounts set forth in the maturity table below, and bear interest from the Original Issue Date at the respective rates per annum set forth in the maturity table below:
MATURITY TABLE

Due	Principal	Interest
December 1	Amount	Rate
2017	$7,000,000	6.75%
     (g) be payable as to interest on June 1 and December 1 of each year, commencing December 1, 2006;
     (h) bear interest until the principal amount thereof is paid, such interest to be computed on the basis of a 360-day year comprised of twelve 30-day months;
     (i) be payable as to interest by check or draft of the Trustee mailed to the Person who, at the close of business on the Record Date, is the Owner of each Bond, provided that payment to any Owner of at least $1,000,000 principal amount of any Bond (or lesser amount of such Bonds if such Bonds constitute all the Bonds at the time Outstanding) shall be made by wire transfer in immediately available funds; and
     (j) be subject to redemption prior to maturity as provided in Section 2.02.
     Overdue principal and interest on each Bond shall (to the extent legally enforceable) bear interest at the same rate per annum as was borne by such Bond on the due date of the delinquent payment. Any interest on any Bond which is payable, but is not punctually paid or duly provided for, may be paid in any lawful manner, at the discretion of the Trustee. All unpaid principal and interest shall be paid on the final maturity date of the Bonds.
     Section 2.02. Redemption of Bonds Prior to Maturity. Subject to the Subordinate Agreement, the Bonds are subject to redemption prior to maturity as provided below:
     (a) Mandatory Sinking Fund Redemption. The Bonds will be subject to mandatory redemption by the Issuer prior to maturity, in part by lot (or such other random means selected by the Trustee), at a redemption price equal to the principal amount thereof, together with accrued interest to the date of redemption on each December 1 of the years set forth below:

Sinking Fund	Sinking
Installment	Fund
Payment Date	Installment
2010*	$815,000
2011	815,000
2012	815,000
2013	815,000
2014	815,000
2015	815,000
2016	815,000
2017	1,295,000

*   In the event that the Company does not have sufficient funds to make all or any part of this principal payment or is precluded from making all or any part of the payment under the terms of the Subordination Agreement, such failure shall not constitute a default or Event of Default on the Bonds or under the Loan and Trust Agreement; provided, however, all such amounts not paid on December 1, 2010 shall become due and payable on December 1, 2011 in addition to the other principal due on such date.
     (b) Mandatory Redemption of Bonds on Completion Date. The Bonds will be subject to redemption in part by lot (or such other random means selected by the Trustee) at a redemption price equal to the principal amount thereof, together with accrued interest to the date of redemption, from proceeds of the Bonds remaining after the Completion Date.
     (c) Optional Redemption or Purchase. The Bonds are subject to redemption or a mandatory tender for purchase, at the option of the Company, on or after December 1, 2010 in whole or in part on the redemption or purchase date established by the Trustee in accordance with this Loan and Trust Agreement (but if in part in integral multiples of $5,000), at the redemption or purchase prices (expressed in percentages of the principal amount of the Bonds called for redemption or purchase) set forth below plus, in each case, accrued interest to the redemption or purchase date:

Redemption or Purchase Dates
(both dates inclusive)	Redemption or Purchase Prices
December 1, 2012 to November 30, 2013	102%
December 1, 2013 to November 30, 1014	101%
December 1, 2014 and thereafter	100%
     (d) Mandatory Redemption Upon Determination of Taxability. The Bonds are subject to mandatory redemption in whole at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed plus accrued interest thereon to the Redemption Date upon the occurrence of a Determination of Taxability on the Redemption Date established by the Trustee pursuant to Section 2.04; provided, however, if mandatory redemption on account of a Determination of Taxability of less than all the Bonds would result, in the opinion of Bond Counsel, in the interest on the Bonds Outstanding following such mandatory redemption not being includable in the gross income of the Owners of such Bonds Outstanding, then the Bonds are subject to mandatory redemption upon the occurrence of a Determination of Taxability in the amount specified in such opinion.
     (e) Mandatory Redemption Upon Occurrence of Certain Extraordinary Events. The Bonds shall be subject to redemption, in whole, at 100% of the principal amount to be redeemed plus accrued interest to the Redemption Date on the Redemption Date established by the Trustee pursuant to Section 2.04, if any of the following do not occur by September 30, 2006:
     (i) The Company shall have entered into a design/build contract with Fagen.
     (ii) The Company shall have closed its equity offering in an amount not less than Thirty Three Million Six Hundred Sixty Two Thousand Five Hundred Dollars ($33,662,500.00).
     (iii) The Company shall have entered into and finalized any and all debt obligations with the Senior Lender in an amount not less than $63,675,000.00; and
     (iv) Notwithstanding the foregoing, the combination of debt and equity must be not less than $130,000,000.00.
     (f) Optional Redemption Upon Occurrence of Certain Extraordinary Events. The Bonds shall be subject to redemption, in whole or in part, at 100% of the principal amount to be redeemed plus accrued interest to the Redemption Date, at the option of the Company, on the Redemption Date established by the Trustee pursuant to Section 2.04, out of Net Proceeds of an insurance or condemnation award relating to destruction or damage or condemnation of all or any part of the Facility and, if necessary, other Company funds, if:
     (i) The Facility shall have been damaged or destroyed to such extent that, in the opinion of the Company expressed in a Company’s Certificate, or in the written opinion of an Inspecting Engineer filed with the Issuer and the Trustee following such damage or destruction (1) the completion of the Facility will be delayed for at least six months, (2) it is not practicable or desirable to rebuild, repair or restore the Facility within a period of six consecutive months following such damage or destruction, or (3) the Company is or will be thereby prevented from carrying on its normal operations at the Facility for a period of at least six consecutive months;
     (ii) Title to or the temporary use of all or substantially all of the Facility shall have been taken under the exercise of the power of eminent domain by any Government Authority to such extent that, in the opinion of the Company expressed in a Company’s Certificate, or in the written opinion of an Inspecting Engineer filed with the Issuer and the Trustee (1) the completion of the Facility will be delayed for at least six months, or (2) the Company is or will be thereby prevented from carrying on its normal operations at the Facility for a period of at least six consecutive months;
     (iii) Any court or administrative body of competent jurisdiction shall enter a judgment, order or decree requiring the Company to cease all or any substantial part of its operations at the Facility to such extent that, in the opinion of the Company expressed in the

Company’s Certificate, or in the written opinion of Counsel, filed with the Issuer and the Trustee, the Company is or will be thereby prevented from carrying on its normal operations at the Facility for a period of at least six consecutive months;
     (iv) As a result of any changes in the Constitution of Nebraska or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal), this Loan and Trust Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purposes of the parties as expressed herein, or unreasonable burdens or excessive liabilities shall have been imposed on the Issuer or the Company including without limitation federal, state or other ad valorem, property, income or other taxes not being imposed on the date hereof; or
     (v) It shall subsequently be discovered that the Company’s title to the Facility shall be materially defective, and the Company’s title to the Facility shall be lost by reason of such defect.
     In any such case, the Company shall, to exercise its option hereunder, give notice to the Issuer and the Trustee in writing of its intent to exercise its option and specifying the proposed Redemption Date, within thirty (30) days following discovery of the event by the Company. The exercise by the Company of its option to redeem the Bonds shall be binding on the Trustee. Within sixty (60) days after the giving of notice as set forth above, the Company shall deposit with the Trustee a sum sufficient, together with other funds held by the Trustee and available for such purpose (i) to redeem all Bonds then Outstanding at a redemption price equal to the principal amount thereof, (ii) to pay the interest which will become due on such Bonds to and including the Redemption Date, and (iii) to pay all expenses of the Issuer and the Trustee accrued and to accrue through the Redemption Date.
     (g) If the Bonds are redeemed in part pursuant to this Section, the aggregate principal amount available for redemption shall be allocated by the Trustee among the various maturities in the proportions (as nearly as practicable given the minimum authorized denomination) that the amount of such maturity bears to the aggregate principal amount of all Outstanding Bonds, or, at the option of the Company, the particular Bonds or portions thereof to be redeemed shall be selected by the Trustee in inverse order of stated maturity. The Trustee shall select Bonds within a maturity by lot or by such other random means as the Trustee shall determine in its discretion.
     Section 2.03. Purchase and Cancellation of Bonds. The Company shall have the right to purchase any outstanding Bond and deliver it to the Trustee for cancellation. Also, the Trustee may purchase any outstanding Bond for cancellation in accordance with this Loan and Trust Agreement. Any such purchase and cancellation of a Bond shall ipso facto reduce the unpaid principal balance of the Loan on the date of such cancellation by an amount equal to the principal amount of such Bond. The reduction shall be applied to the principal installment on the Loan having the same maturity as the Bond so purchased and cancelled.
     Section 2.04. Notice of Redemption. Notice of redemption shall be mailed first-class mail, postage prepaid, not less than thirty (30) and no more than sixty (60) days before the Redemption Date to each Bondowner at his last address appearing on the Bond Register; except upon the declaration of the principal of all Bonds then Outstanding immediately due and payable under Section 8.02. Failure to give any such notice by mailing, or any defect therein, shall not affect the validity of any proceedings for the redemption of any other Bond.
     If, at the time of mailing of the notice of the optional redemption, there has not been deposited with the Trustee monies sufficient to redeem all the Bonds then called for redemption, the notice may state that it is conditional, that is, subject to the deposit of the redemption monies with the Trustee not later than the opening of business on the Redemption Date of the Bonds then being called. Such notice will be of no effect unless such monies are so deposited.
     All notices of redemption shall (i) identify the Bonds to be redeemed by name, CUSIP number, if any, date of issue, interest rate, maturity date and any other descriptive information the Trustee deems desirable to identify accurately the Bonds to be redeemed and, if only a portion of some Bonds will be redeemed, their certificate numbers and the principal amount to be redeemed; (ii) identify the Redemption Date; (iii) state the Redemption Price; (iv) state that interest on the Bonds or the portions of them called for redemption will stop accruing from the Redemption Date if funds sufficient for their redemption and available for that purpose are on deposit with the Trustee on the Redemption Date; and (v) state that payment for the Bonds will be made on the Redemption Date at the principal trust office of the Trustee during normal business hours upon the surrender of the Bonds to be redeemed in whole or in part. If less than all Outstanding Bonds are to be redeemed, the Bonds to be redeemed shall be identified by reference to the series designation, date of issue, serial numbers, maturity dates and, in the case of Bonds to be redeemed in part only, the portion thereof to be redeemed.
     A copy of each redemption notice shall also be sent, by registered or certified mail, to the registered securities depositories and national information services that disseminate redemption notices as the Trustee determines to be customary or appropriate.
     Section 2.05. Bonds to be Limited Obligations of the Issuer. The Bonds shall be limited obligations of the Issuer payable by it solely from the Pledged Revenues. The Bonds shall not constitute a debt or obligation of the Issuer, the County, the State of Nebraska or any political subdivision thereof within the meaning of any State of Nebraska constitutional provision or statutory limitation and shall not be a charge against their general credit or taxing powers.
     Section 2.06. Source of Payment. The principal of, premium, if any, and interest on the Bonds shall be payable by the Issuer solely from the Pledged Revenues, which are hereby specifically, irrevocably and exclusively pledged to the punctual payment of the principal of, premium, if any, and interest on the Bonds, and which shall be used for no other purpose except as otherwise expressly authorized herein.
     Section 2.07. Form of Bonds. The Bonds shall be issuable only as fully registered Bonds substantially in the form set forth in Exhibit A attached hereto. The Bonds are issuable with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Loan and Trust Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be required to comply with the rules of any securities exchange, or as may, consistently herewith, be determined by the officers executing such Bonds as evidenced by their execution of the Bonds. There may be printed or otherwise reproduced on any Bond form (i) the legal opinion of Bond Counsel, (ii) customary “back file panel” summary information, (iii) restrictions on transfer in form approved by the Trustee as required in particular instances, and (iv) any other information deemed necessary or appropriate by the Issuer or the Trustee with the approval of Bond Counsel to give notice of information to Bondowners.
     Section 2.08. Execution of Bonds. The Bonds shall be executed on behalf of the Issuer by its Chairperson under the official seal (if any) of the Issuer attested to by its Secretary. The signatures of the Chairperson and Secretary on the Bonds may be manual or facsimile. The official seal (if any) of the Issuer on the Bonds may be actually impressed or imprinted or may be reproduced thereon by facsimile.
     Bonds bearing the manual or facsimile signatures of the persons who were the Issuer’s Chairperson and Secretary at the time of the execution thereof shall be valid and sufficient for all purposes notwithstanding that such persons or either of them have ceased to hold such offices prior to the authentication and delivery of the Bonds or did not hold such offices at the date of the Bonds. For this purpose a Bond executed by facsimile signature shall be deemed to have been executed on the date of the printing thereof.
     Section 2.09. Authentication. No Bond shall be entitled to any benefit hereunder or be valid for any purpose unless there appears on such Bond a certificate of authentication substantially in the form set forth in Exhibit A attached hereto, executed on behalf of the Trustee with the manual signature of an authorized signatory of the Trustee. Such certificate of authentication executed as aforesaid on a Bond shall be conclusive evidence that such Bond has been authenticated and delivered hereunder.
     Section 2.10. Provision for Registration, Transfer and Exchange of Bonds. The Trustee shall cause a Bond Register to be kept at the Trustee’s Principal Office for the purpose of providing for the registration and transfer of Bonds in accordance with the provisions of this section and such reasonable additional regulations as the Trustee may prescribe. Subject to such regulations, any Bondowner may cause its address on the Bond Register to be changed by giving written notice to the Trustee. At reasonable times and under reasonable regulations established by Trustee, the Bond Register may be inspected and copied by the Company, the Issuer or by Bondowners (or a designated representative thereof) of 10% or more in aggregate principal amount of Bonds then Outstanding, the authority of such designated representative to be evidenced to the satisfaction of Trustee.
     Each Bond shall be fully negotiable. Any Bond may be transferred but only by a written assignment duly executed by the Bondowner or by such Bondowner’s duly authorized legal representative. Upon presentation and surrender of the Bond together with said executed form of assignment at the Trustee’s Principal Office, the Trustee shall register the transfer in the Bond Register; provided, however, that the Trustee shall have no obligation to register the transfer unless the executed assignment shall be satisfactory to it in form and substance. Upon registration of the transfer of a Bond, the Trustee shall cancel the surrendered Bond and the Issuer shall issue, and the Trustee shall authenticate, one or more new Bonds of authorized denominations of the same maturity and interest rate and in the same aggregate outstanding principal amount as the surrendered Bond.

     The Bondowner requesting any registration of transfer or exchange of Bonds shall pay with respect thereto any resulting tax or Government charge. All such payments shall be conditions precedent to the exercise of the Bondowner’s rights of registration of transfer or exchange. The Trustee shall not be required to register the transfer or to exchange any particular Bond after such Bond has been selected for redemption. All registrations of transfer and exchanges of Bonds shall be accomplished in such manner that no increase or decrease in interest payable on the Bonds results therefrom.
     Section 2.11. Book-Entry System of Bonds. (a) Each maturity of Bonds will be issued as a single Bond in the name of The Depository Trust Company, New York, New York (the “Securities Depository”), or its nominee, which will act as depository for the Bonds. During the term of the Bonds, ownership and subsequent transfers of ownership will be reflected by book entry on the records of the Securities Depository and those financial institutions for whom the Securities Depository effects book-entry transfers (collectively, the “Participants”). No person for whom a Participant has an interest in Bonds (a “Beneficial Owner”) shall receive bond certificates representing their respective interest in the Bonds except in the event that the Securities Depository or Issuer shall determine, at its option, to terminate the book-entry system described in this section. Payment of principal of, and interest on, the Bonds will be made by the Trustee to the Securities Depository, which will in turn remit such payment of principal and interest to its Participants, which will in turn remit such principal and interest to the Beneficial Owners of the Bonds until and unless the Securities Depository or Issuer elect to terminate the book-entry system, whereupon the Issuer shall deliver bond certificates to the Beneficial Owners of the Bonds or their nominees. Bond certificates issued under this Section may not be transferred or exchanged except as provided in this Section.
     (b) Upon the reduction of the principal amount of any maturity of Bonds, the registered Bondowner may make a notation of such redemption on the panel of the Bond, stating the amount so redeemed, or may return the Bond to the Trustee for exchange for a new Bond, authenticated by the Trustee in a proper principal amount. Such notation, if made by the Bondowner, may be made for reference only, and may not be relied upon by any other person as being in any way determinative of the principal amount of such Bond Outstanding, unless the Trustee has initialed the notation on the panel.
     (c) Immediately upon delivery of the Bonds to the Original Purchaser thereof on the delivery date, such Original Purchaser shall deposit the bond certificates representing all of the Bonds with the Securities Depository. The Securities Depository, or its nominee, will be the sole Bondowner of the Bonds, and no investor or other party purchasing, selling or otherwise transferring ownership of any Bonds will receive, hold or deliver any bond certificates as long as the Securities Depository holds the Bonds immobilized from circulation.
     (d) The Bonds may not be transferred or exchanged except:
     (i) To any successor of the Securities Depository (or its nominee) or any substitute depository (“Substitute Depository”) designated pursuant to clause (ii) below, provided that any successor of the Securities Depository or any Substitute Depository must be a qualified and registered “clearing agency” as provided in Section 17A of the Securities Exchange Act of 1934, as amended;

     (ii) To a Substitute Depository designated by or acceptable to the Issuer upon (A) the determination by the Securities Depository that the Bonds shall no longer be eligible for depository services, or (B) a determination by the Issuer that the Securities Depository is no longer able to carry out its functions, provided that any such Substitute Depository must be qualified to act as such, as provided in clause (i) above; or
     (iii) To those persons to whom transfer is requested in written transfer instructions in the event that:
     (A) The Securities Depository shall resign or discontinue its services for the Bonds, only if the Issuer is unable to locate a qualified successor within two months following the resignation or determination of noneligibility, or
     (B) Upon a determination by the Issuer that the continuation of the book-entry system described herein, which precludes the issuance of bond certificates to any Bondowner other than the Securities Depository (or its nominee), is no longer in the best interest of the Beneficial Owners of the Bonds.
     (e) The Depository Trust Company, New York, New York, is hereby appointed the Securities Depository for the Bonds.
     Section 2.12. Persons Treated as Bondowners. The Issuer and the Trustee may treat the person in whose name any Bond is registered as the absolute owner of such Bond for the purpose of receiving payment of the principal of, premium, if any, and interest thereon and for all other purposes whatsoever, whether or not such Bond is overdue and irrespective of any actual, implied or imputed notice to the contrary.
     Section 2.13. Manner of Payment of Bonds. All payments made by the Company hereunder shall be made to the Trustee. The interest on any Bond and the principal and premium, if any, which are payable and are punctually paid or duly provided for on any Payment Date shall be paid as provided in Section 2.01. Any interest on any Bond which is payable, but is not punctually paid or duly provided for, may be paid in any lawful manner, at the discretion of the Trustee. The principal of, premium, if any, and interest on all Bonds shall be paid in lawful money of the United States of America.
     In any case where the date of maturity of interest on or principal of the Bonds or the date fixed for redemption of any Bonds shall be, in the city in which the Trustee’s Principal Office is located, a Saturday, Sunday or a legal holiday, the payment of principal, premium, if any, and interest need not be made on such date in such city but may be made on the next succeeding Business Day.
     Interest on any Bond which is payable, and is punctually paid or duly provided for, on any Redemption Date that is not a regularly scheduled Payment Date, shall be paid as provided in Section 2.02, payable to the order of the person in whose name the Bond is registered at the close of business on the day next preceding such Redemption Date.
     Section 2.14. Mutilated, Lost, Stolen or Destroyed Bonds. In the event any Bond is mutilated, lost, stolen or destroyed, the Issuer may execute and the Trustee may authenticate a new

Bond of like date, maturity and denomination as the Bond mutilated, lost, stolen or destroyed. In the case of any lost, stolen or destroyed Bond, there shall first be furnished to the Issuer and the Trustee evidence of such loss, theft or destruction satisfactory to the Issuer and the Trustee, together with indemnity satisfactory to them. In the event any such Bond shall have matured, the Trustee instead of issuing a substitute Bond may pay the same without surrender thereof. The Issuer and the Trustee may charge the Bondowner of such Bond with their reasonable fees and expenses in this connection.
     Section 2.15. Disposition of Bonds Upon Payment; Safekeeping of Bonds Surrendered for Exchange. All Bonds fully paid, fully redeemed or purchased by the Trustee for cancellation under the provisions hereof shall be cancelled when such final payment, redemption or purchase is made, and such cancelled Bonds shall be delivered to the Trustee. All cancelled Bonds shall be destroyed by the Trustee by cremation, shredding or other suitable means, and the Trustee shall execute a certificate of destruction in duplicate describing the Bonds so destroyed and one executed certificate shall be filed with the Issuer and the other executed certificate shall be retained by the Trustee.
     Section 2.16. Nonpresentment of Bonds. In the event any Bond shall not be presented for payment when the principal thereof becomes due, either at stated maturity or at the date fixed for redemption thereof, if funds sufficient to pay such Bond shall be held by the Trustee for the benefit of the Bondowner of such Bond, all liability of the Issuer to the Bondowner of such Bond for the payment of such Bond shall forthwith cease, terminate and be completely discharged, and thereupon it shall be the duty of the Trustee to hold such cash in a segregated trust account without liability for interest thereon, for the benefit of the Bondowner of such Bond who shall thereafter be restricted exclusively to such account for any claim of whatever nature on such person’s part hereunder on or with respect to said Bond. Such cash in such segregated trust account shall thereafter no longer be considered Pledged Revenues and any such Bond shall no longer be deemed outstanding hereunder.
     After any such cash has been held in such segregated trust account for four years, the Trustee shall certify the amount thereof and the identifying numbers of the particular Bonds whose Bondowners have a claim there against (which Bondowners shall also be identified, if known) and deliver such certificate and such cash to the Company. Thereafter such Bondowners shall have an unsecured claim against the Company in respect of payment of such unpresented Bonds, and shall have no further claim whatever against the Issuer or the Trustee in respect thereof.
     Section 2.17. Delivery of Bonds. Upon the execution and delivery of this Loan and Trust Agreement, the Issuer shall issue and execute and deliver the Bonds to the Trustee, and the Trustee shall authenticate such Bonds and deliver them to the purchaser(s) as may be directed by the Issuer.
     Prior to the delivery of the Bonds by the Trustee there shall be filed with the Trustee:
     (a) A certified copy of the resolution(s) of the Issuer authorizing the issuance of the Bonds and the execution and delivery of this Loan and Trust Agreement;
     (b) Original executed counterparts of this Loan and Trust Agreement, Note and Security Documents;

     (c) A request and authorization to the Trustee, executed on behalf of the Issuer by its Chairperson or Secretary, to deliver the Bonds to the purchaser(s) therein identified, in the form and amount requested upon payment to the Trustee, for the account of the Issuer, of a specified sum plus accrued interest on the Bonds to date of delivery thereof;
(d)	Certification that the Company has contributed owner’s equity in the amount of $246,000 to pay for costs of issuance, and that any excess shall be deposited with the Trustee for deposit first into the Capitalized Interest Account, secondly into the Debt Service Reserve Fund, and lastly into the Project Costs Account; and

(e)	An opinion from Bond Counsel to the effect that interest on the Bonds shall not be included in gross income for federal or state income tax purposes.
     Section 2.18 Additional Bonds. The Company is not restricted in its ability to incur additional indebtedness or to secure such indebtedness by liens or security interests in any of its property, including the property subject to the liens and security interests of the Deed of Trust securing the Bonds. Pursuant to the Subordination Agreement, additional indebtedness provided by the Senior Lender may be secured on a senior basis to the Bonds. Up to $20,000,000 of additional debt may be secured on a parity basis in the property securing the Bonds provided that (i) there exists no default under this Loan and Trust Agreement, the Bonds or the Senior Credit Facility, (ii) such additional indebtedness is secured by a debt service reserve fund funded at the time of issuance in an amount equal to one year’s interest payable on such additional indebtedness; (iii) the proceeds of such additional indebtedness are used solely to refinance solid waste disposal equipment in the Facility originally financed from proceeds of the Senior Credit Facility, to fund the debt service reserve fund and/or to pay costs of issuance of such additional debt, and (iv) the Debt Service Coverage Ratio, as defined under Article IX hereunder, for the Bonds and the proposed additional indebtedness is at least 1.5 times for each of the most recent two fiscal years based upon the audited financial statements of the Company for such years or for each of the five full fiscal years following the issuance of each additional indebtedness based upon the report of a nationally recognized consultant delivered to the Trustee forecasting debt service coverage for such years based upon assumptions such consultant deems reasonable.
     Section 2.19. Parity. This Loan and Trust Agreement is for the equal and ratable benefit and security of all Bonds issued and to be issued hereunder. All Bonds shall be of equal rank, and no Bondowner shall be accorded a preference or priority over any other Bondowner except as expressly authorized or provided herein.
     Section 2.20. Discharge. If the Issuer shall pay or cause to be paid from the Pledged Revenues the principal, premium, if any, and interest due or to become due on the Bonds or a Series of Bonds at the times and in the manner stipulated therein, and if the Issuer shall not then be in default in any of the covenants and promises in the Bonds and in this Loan and Trust Agreement expressed as to be kept, performed and observed by it or on its part, and shall pay or cause to be paid (by virtue of the payment of funds to the Trustee or the deposit with or transfer to the Trustee of Government Obligations) to the Trustee all sums of money due or to become due according to the provisions hereof, then these presents and the estate and rights hereby granted shall cease, terminate and be void, whereupon the Trustee shall cancel and discharge the Lien of this Loan and Trust Agreement (with respect to all Outstanding Bonds) and execute and deliver to the Issuer such instruments in writing as shall be requisite to cancel and discharge the Lien hereof, and reconvey, release, assign and deliver unto the Issuer any and all the estate, right, title and interest in and to any and all property conveyed, assigned or pledged to the Trustee or otherwise subject to the Lien of this Loan and Trust Agreement, except moneys or securities held by the Trustee in separate segregated trust accounts pursuant to this Loan and Trust Agreement for the payment of the principal of, premium, if any, and interest on unpresented Bonds.
     Notwithstanding the foregoing, no deposit under the immediately preceding paragraph shall be deemed a payment of such Bonds as aforesaid until:
     (a) The deposit shall have been made under the terms of an escrow trust agreement in form and substance satisfactory to the Trustee consistent herewith;
     (b) In the case of an escrow trust deposit with respect to Bonds subject to redemption prior to maturity at the option of the Company, the Company shall have delivered an irrevocable Company’s Certificate designating when such Bonds are to be paid or redeemed under terms of such escrow trust agreement;
     (c) In case of Bonds which are to be redeemed prior to maturity from such escrow trust deposit, a redemption notice meeting the requirements of Section 2.04 and stating that such Bonds are being redeemed from a deposit made pursuant to this Article shall either (i) have been given, or (ii) shall have been provided for by delivery to the Trustee of irrevocable instructions for the giving of such notice;
     (d) The Trustee shall have been furnished with an opinion of Bond Counsel to the effect that the payment of the Bonds in accordance with said escrow trust agreement will not adversely affect the excludability from gross income of the Bondowners for federal income tax purposes and will not cause the Bonds to be classified as “arbitrage bonds” under Section 148 of the Code;
     (e) The Trustee shall have covenanted to give notice of such deposit to the Bondowner of each Bond outstanding at the address shown on the Bond Register; and
     (f) With respect to the payment to transfer or deposit the Trustee of Government Obligations, if the Trustee so requests, the Trustee shall have been furnished with a verification report from an Independent Accountant, or such other service acceptable to the Trustee, providing that such deposit shall mature or be subject to redemption at the option of the holder thereof, in amounts necessary to pay such Bonds or Series of Bonds when due.
     All moneys set aside and held in trust pursuant to the provisions of this Article for the payment of Bonds (including interest and premium thereon, if any) shall be applied to and used solely for the payment of the particular Bonds (including interest and premium thereon, if any) with respect to which such moneys have been so set aside in trust.
     If moneys have been deposited or set aside with the Trustee pursuant to this Article for the payment of Bonds and the interest and premium, if any, thereon and such Bonds and the interest and premium, if any, thereon shall not have in fact been actually paid in full, no amendment to the provisions of this Section shall be made without the consent of the Bondowner of each of the Bonds affected thereby.

ARTICLE III
FUNDS AND ACCOUNTS
     Section 3.01. Application of Proceeds of Bonds. Upon the receipt by the Trustee of the Bond Proceeds, including the amount received as accrued interest, if any, thereon, and the required deposit by the Company pursuant to Section 2.17 the Trustee shall apply such proceeds, excluding the $140,000.00 underwriter’s discount, as follows:
     (a) $246,000.00 shall be deposited into the Issuance Expense Account of the Project Fund from the required deposit by the Company pursuant to Section 2.17;
     (b) $753,375.00, representing approximately 20 months’ interest on the Bonds, shall be deposited in the Capitalized Interest Account of the Project Fund;
     (c) $472,500.00, equal to the Debt Service Reserve Fund Requirement will be deposited in the Debt Service Reserve Fund; and
     (d) the balance of the Bond Proceeds shall be deposited in the Project Costs Account.
     Section 3.02. Creation of Funds and Accounts. (a) The Issuer hereby establishes and creates the following special trust funds and accounts all relating to the Bonds:
          (i) Project Fund
(A) Issuance Expense Account
(B) Capitalized Interest Account
(C) Project Costs Account
          (ii) Condemnation and Awards Fund
          (iii) Bond Fund
(A) Principal Account
(B) Interest Account
(C) Redemption Account
(D) Sinking Fund Installment Account
          (iv) Debt Service Reserve Fund
          (v) Earnings Fund
(A) Construction Earnings Account
          (vi) Rebate Fund

     (b) All of the Funds and Accounts created hereunder shall be held by the Trustee. All moneys and investments deposited with the Trustee shall be held in trust and applied only in accordance with this Loan and Trust Agreement and shall be Trust Funds for the purposes of this Loan and Trust Agreement.
     Section 3.03. Project Fund. (a) There shall be deposited to the respective accounts of the Project Fund, separate from any other fund or account and designated relating to the Bonds, any and all amounts required to be deposited therein pursuant to Sections 3.01 and 3.08. The amounts in the Project Fund shall be subject to a security interest in favor of the Trustee until disbursed as provided herein. The Trustee shall apply the amounts on deposit in the Project Fund to the payment, or reimbursement to the extent the same have been paid by or on behalf of the Company or the Issuer, of Project Costs to the extent requisitioned under this Section and Section 4.02.
     (b) Issuance Expense Account. The Trustee shall deposit amounts set forth in Section 3.01 in the Issuance Expense Account separate from any other fund or account and designated relating to the Bonds, and apply such amounts to pay Bond issuance costs. Such disbursements shall be made upon receipt of a Company’s Requisition relating to the same. If there shall be any balance in the Issuance Expense Account remaining after all Bond issuance costs have been paid, the Trustee shall transfer such remaining balance to the Project Costs Account relating to such Series of Bonds.
     (c) Capitalized Interest. The Trustee shall deposit the amounts in the Capitalized Interest Account separate from any other fund or account and apply such amount to the payment of the interest on the Bonds as the same shall become due until the earlier of the Completion Date or the exhaustion of amounts in such Account (the “Capitalized Interest Period”). On the Business Day immediately preceding each Interest Payment Date during the Capitalized Interest Period, the Trustee shall transfer from the Capitalized Interest Account to the Interest Account an amount sufficient to pay the interest on the Bonds becoming due on the immediately succeeding Interest Payment Date. Upon the Completion Date, unless the Trustee has received an opinion from Bond Counsel that the continued use of the capitalized interest to pay interest on the Bonds will not cause the Bonds to lose their tax-exempt status, the Trustee shall transfer any balance remaining in the Capitalized Interest Account to the Project Costs Account to pay any remaining Project Costs.
     In addition, if, on the Business Day immediately preceding any Interest Payment Date occurring prior to the Completion Date, the amount on deposit in the Capitalized Interest Account is not sufficient to pay the interest on the Bonds becoming due on the next succeeding Interest Payment Date, the Trustee shall transfer from the Project Costs Account to the Interest Account an amount which, when added to the amount on deposit in the Interest Account (after giving effect to any transfer to such Fund from the Capitalized Interest Account as provided above), is sufficient to pay the interest on the Bonds becoming due on such Interest Payment Date.
     (d) Project Costs Account. The Trustee shall deposit the amounts set forth in Sections 3.01, 3.03(b) and 3.08 to the Project Costs Account and is hereby authorized to disburse from the Project Costs Account the amount required for the payment of Project Costs and is directed to issue its checks or make wire transfer of payments for each disbursement from the Project Costs Account, upon receipt by the Trustee of a Company’s Requisition substantially in the form of Exhibit B attached hereto, subject to the provisions of Section 4.02.

     On or after the Completion Date, the balance in the Project Costs Account in excess of the amount, if any, stated in such certificate for the payment of any remaining part of the costs of the Project, shall, after making any transfer to the Rebate Fund as directed pursuant to the Tax Regulatory Agreement and Section 3.09, be deposited by the Trustee in the Redemption Account. Upon payment of all the costs and expenses incident to the completion of the Project, any balance of such remaining amount in the Project Costs Account, together with any amount on deposit in the Earnings Fund derived from transfers made thereto from the Project Fund, shall, after making any such transfer to the Rebate Fund, and after depositing in the Debt Service Reserve Fund an amount equal to any deficiency therein, be deposited in the Redemption Account to be applied to the redemption of Bonds at the earliest practicable date as set forth in 2.02(b)(ii) hereof, or applied to such other purpose as the Company shall direct the Trustee in writing, provided that in any case the Company shall provide the Trustee with an opinion of Bond Counsel to the effect that the application of such excess proceeds to such alternate purpose will not cause the interest on the Bonds to be includable in gross income for federal income tax purposes. The Trustee shall promptly notify the Company of any amounts so deposited in the Redemption Account pursuant to this Section.
     (e) The Trustee shall keep and maintain adequate records pertaining to each account of the Project Fund and all disbursements therefrom and shall furnish copies of same to the Issuer or the Company upon reasonable notice and written request.
     (f) The Trustee shall on written request furnish to the Issuer and the Company within a reasonable time period a written statement of disbursements from each account of the Project Fund, enumerating, among other things, item, cost, amount disbursed, date of disbursement and the person to whom payment was made, together with copies of all bills, invoices or other evidences submitted to the Trustee for such disbursement.
     (g) In the event the Company shall be required to or shall elect to cause the Bonds to be redeemed in whole pursuant to this Loan and Trust Agreement, the balance in the Project Fund and in the Earnings Fund (in excess of any amount the Trustee is directed to transfer to the Rebate Fund pursuant to the Tax Regulatory Agreement and Section 3.09) shall be deposited in the Redemption Account relating to such Series of Bonds. In the event the unpaid principal amount of the Bonds shall be accelerated upon the occurrence of an Event of Default hereunder, the balance in the Project Fund and in the Earnings Fund (in excess of any amount the Trustee is directed to transfer to the Rebate Fund pursuant to the Tax Regulatory Agreement and Section 3.09) shall be deposited in the Bond Fund.
     (h) Except as provided in Section 3.08, all earnings on amounts held in the Project Fund shall be transferred by the Trustee and deposited as follows: (i) earnings derived from amounts on deposit in the Project Costs Account shall be deposited in the Construction Earnings Account. Any transfers by the Trustee of amounts to the Rebate Fund shall first be drawn by the Trustee from the Earnings Fund in accordance with Section 3.08(c), prior to drawing any amounts from the Project Fund.
     Section 3.04. Condemnation and Awards Fund. (a) Subject to the Senior Credit Facility to the extent the Trustee has the right to the Net Proceeds of title insurance claims, casualty insurance claims and eminent domain awards in accordance with and to the extent provided herein or the Deed of Trust, the Trustee shall deposit into the Condemnation and Awards Fund relating to such

Series of Bonds, when and as received such Net Proceeds; provided, however, that if the Net Proceeds shall be less than $100,000, such Net Proceeds shall be paid over to the Company. The amounts in the Condemnation and Awards Fund shall be subject to a security interest in favor of the Trustee until disbursed as provided herein.
     (b) In the event the Bonds shall be subject to redemption in whole (either pursuant to Section 2.02(d) or otherwise) pursuant to the terms thereof or this Loan and Trust Agreement, the Trustee shall, after making any transfer to the Rebate Fund as directed pursuant to the Tax Regulatory Agreement and Section 3.09, transfer the amounts deposited in the Condemnation and Awards Fund to the Redemption Account.
     If, on the other hand, the Bonds shall not be subject to redemption in whole (whether pursuant to Section 2.02(d) or otherwise), the Trustee shall apply the amounts on deposit in the Condemnation and Awards Fund, after making any transfer to the Rebate Fund as directed pursuant to the Tax Regulatory Agreement and Section 3.09, to such rebuilding, replacement, repair and restoration.
     (c) If an Event of Default shall exist at the time of the receipt by the Trustee of the Net Proceeds in the Condemnation and Awards Fund, the Trustee shall promptly request the written direction of the Owners of a majority in aggregate principal amount of the Bonds outstanding, and, if such Event of Default shall not have been cured or waived, shall thereupon apply such Net Proceeds, after making any transfer to the Rebate Fund as directed pursuant to the Tax Regulatory Agreement and Section 3.09, to the rebuilding, replacement, repair and restoration of the Facility, or for deposit in the Redemption Account as directed by such percentage of Bondholders (or if no such direction shall be received within ninety (90) days after request therefor by the Trustee shall have been made, for deposit in the Redemption Account) provided, that no such directions shall allow for a distribution other than ratably among the Bondowners.
     (d) The Trustee is hereby authorized to apply the amounts in the Condemnation and Awards Fund to the payment (or reimbursement to the extent the same have been paid by or on behalf of the Company or the Issuer) of the costs required for the rebuilding, replacement, repair and restoration of the Facility in substantially the same manner as provided for disbursements from the Project Costs Account. The Trustee shall keep and maintain adequate records pertaining to the Condemnation and Awards Fund and all disbursements therefrom and shall furnish copies of same to the Issuer and the Company upon reasonable written request therefor.
     (e) The date of completion of the restoration of the Facility shall be evidenced to the Issuer and the Trustee by a Company’s Certificate stating (i) the date of such completion, (ii) that all labor, services, machinery, equipment, materials and supplies used therefor and all costs and expenses in connection therewith have been paid for, (iii) that the Facility has been restored to substantially its condition immediately prior to the loss event, or to a condition of at least equivalent value, operating efficiency and function, (iv) that the Issuer has good and valid title to all property constituting part of the restored Facility, all property of the Facility is subject to the Lien and security interest of the Deed of Trust, (v) the Rebate Amount applicable with respect to the Net Proceeds and the earnings thereon (with a statement as to the determination of the Rebate Amount and a direction to the Trustee of any required transfer to the Rebate Fund), and (vi) that the restored Facility is ready for occupancy, use and operation for its intended purposes. Notwithstanding the foregoing, such certificate shall state (x) that it is given without prejudice to any rights of the

Company against third parties which exist at the date of such certificate or which may subsequently come into being, (y) that it is given only for the purposes of this Section, and (z) that no Person other than the Issuer or the Trustee may benefit therefrom. If the Net Proceeds received from the loss event shall be equal to or greater than $500,000, such certificate shall be accompanied by those same documents as are required to evidence the Completion Date of the Project.
     (f) All earnings on amounts on deposit in the Condemnation and Awards Fund shall be transferred by the Trustee and deposited in the Earnings Fund. Any transfers by the Trustee of amounts to the Rebate Fund shall first be drawn by the Trustee from the Earnings Fund in accordance with Section 3.08(c), prior to drawing any amounts from the Condemnation and Awards Fund.
     (g) Any surplus remaining in the Condemnation and Awards Fund after the completion of the rebuilding, replacement, repair and restoration of the Facility shall, after making any transfer to the Rebate Fund as directed pursuant to the Tax Regulatory Agreement and Section 3.09, and after depositing in the Debt Service Reserve Fund an amount equal to any deficiency therein, be transferred by the Trustee to the Redemption Account.
     Section 3.05. Payments into Bond Fund. The Trustee shall promptly deposit the following receipts into the designated account in the Bond Fund:
     (a) Loan repayments of the Company pursuant to the Note.
     (b) Amounts disbursed from any Account of the Project Fund for the payment of interest on the Bonds during the period of construction of the Project, which shall be credited to the Interest Account and applied to the payment of interest on the Series of Bonds relating to such account.
     (c) Excess or remaining amounts in the Project Costs Account pursuant to Section 3.03(d).
     (d) Amounts in the Condemnation and Awards Fund transferred pursuant to Section 3.04.
     (e) Any amounts transferred from the Earnings Fund pursuant to Section 3.08, which shall be deposited in and credited to the Interest Account.
     (f) Any amounts transferred from the Debt Service Reserve Fund pursuant to Section 3.07, which shall be deposited in and credited to the Interest Account, the Principal Account, the Sinking Fund Installment Account or the Redemption Account, as the case may be, relating to such Series of Bonds, and applied to the payment of amounts due under the Bonds only.
     (g) Any amounts transferred from the Redemption Account pursuant to Section 3.06, which shall be deposited to the Interest Account, the Principal Account and the Sinking Fund Installment Account, as the case may be, relating to such Series of Bonds, and in such order of priority, and applied solely to such purposes.

     (h) Any amounts transferred from the Redemption Account pursuant to Section 3.06, which shall be deposited to the Interest Account, and the Principal Account, as the case may be, relating to such Series of Bonds, and in such order of priority, and applied solely to such purposes.
     (i) All other receipts when and if required by this Loan and Trust Agreement, the Deed of Trust or by any other Security Document to be paid into the Bond Fund.
     Section 3.06. Application of Bond Fund Moneys. (a) The Trustee shall (i) on each Interest Payment Date pay or cause to be paid out of the Interest Account, the interest due on the Bonds, and (ii) further pay out of the Interest Account any amounts required for the payment of accrued interest upon any purchase or redemption (including any mandatory Sinking Fund Installment redemption) of the Bonds.
     (b) The Trustee shall on each principal payment date pay out of the Principal Account, the principal amount, if any, due on the Bonds (other than such as shall be due by mandatory Sinking Fund Installment redemption), upon the presentation and surrender of the requisite Bonds.
     (c) The Trustee shall pay from the Sinking Fund Installment Account on each Sinking Fund Installment payment date in immediately available funds the amounts required for the Sinking Fund Installment due and payable with respect to such Series of Bonds which are to be redeemed from Sinking Fund Installments on such date (accrued interest on such Bonds being payable from the Interest Account). The Trustee shall call for redemption Bonds for which Sinking Fund Installments are applicable in a principal amount equal to the Sinking Fund Installment then due with respect to such Bonds. Such call for redemption shall be made even though at the time of mailing of the notice of such redemption sufficient moneys therefor shall not have been deposited in the Bond Fund relating to such Bonds. Any amounts deposited in the Sinking Fund Installment Account and not applied to the payment of Sinking Fund Installments due on the Bonds shall not be invested at a Yield greater than the Yield on the Bonds.
     (d) Amounts in the Redemption Account shall be applied, at the written direction of the Company, as promptly as practicable, to the purchase of such Bonds at prices not exceeding the Redemption Price thereof applicable on the earliest date upon which such Bonds are next subject to redemption, plus accrued interest to the date of redemption. Any amount in the Redemption Account not so applied to the purchase of such Bonds by forty-five (45) days prior to the next date on which the Bonds are so redeemable shall be applied to the redemption of Bonds on such redemption date. Any amounts deposited in the Redemption Account and not applied within twelve (12) months of their date of deposit to the purchase or redemption of Bonds shall be transferred to the Interest Account. Upon the purchase of any Bonds out of advance loan payments as provided in this paragraph, or upon the redemption of any Bonds, an amount equal to the principal of such Bonds so purchased or redeemed shall be credited against the Sinking Fund Installments for such Bonds in such order as an Authorized Officer of the Company shall direct the Trustee in writing (or, in the absence of any such written direction, in inverse order of the due dates of such Sinking Fund Installments) until the full principal amount of such Bonds so purchased or redeemed shall have been so credited. The portion of any such Sinking Fund Installment remaining after the deduction of such amounts so credited shall constitute and be deemed to be the amount of such Sinking Fund Installment for the purposes of any calculation thereof under this Loan and Trust Agreement.

     (e) In connection with purchases of Bonds out of the Bond Fund as provided in this Section, the Company shall arrange and the Trustee shall execute such purchases (through brokers or otherwise, and with or without receiving tenders) at the written direction of the Company; provided, however, that the Trustee may not effect such purchases through a broker unless the Company shall have previously approved in writing the use of such broker and the amount of such broker’s fees. The payment of the purchase price shall be made out of the moneys deposited in the Redemption Account and the payment of accrued interest shall be made out of moneys deposited in the Interest Account.
     (f) The Issuer shall receive a credit in respect of Sinking Fund Installments for any Bonds which are subject to mandatory Sinking Fund Installment redemption and which are delivered by the Issuer or the Company to the Trustee on or before the 45th day next preceding any Sinking Fund Installment payment date and for any Bonds which prior to said date have been purchased or redeemed (otherwise than through the operation of the Sinking Fund Installment Account) and cancelled by the Trustee and not theretofore applied as a credit against any Sinking Fund Installment. Each Bond so delivered, cancelled or previously purchased or redeemed shall be credited by the Trustee at 100% of the principal amount thereof against the obligation of the Issuer to pay such Sinking Fund Installments in such order of the due dates of such Sinking Fund Installments of applicable Bonds and maturity as an Authorized Officer of the Company shall direct the Trustee in writing (or, in the absence of such written direction, in the inverse order of the due dates of such Sinking Fund Installments), and the principal amount of Bonds to be redeemed by application of Sinking Fund Installment payments shall be accordingly reduced.
     (g) The Company shall on or before the 45th day next preceding each Sinking Fund Installment payment date furnish the Trustee with the Company’s Certificate indicating whether or not and to what extent the provisions of this Section are to be availed of with respect to such Sinking Fund Installment payment, stating, in the case of the credit provided for, that such credit has not theretofore been applied against any Sinking Fund Installment and confirming that immediately available cash funds for the balance of the next succeeding prescribed Sinking Fund Installment payment will be paid on or prior to the next succeeding Sinking Fund Installment payment date.
     (h) Moneys in the Redemption Account for a Series of Bonds which are not set aside or deposited for the redemption or purchase of Bonds shall be transferred by the Trustee to the Interest Account, to the Principal Account or to the Sinking Fund Installment Account relating to such Series of Bonds.
     (i) In the event that a deficiency shall exist in any Account of the Bond Fund on any Interest Payment Date after giving effect to any transfers made pursuant to Section 3.05, the Trustee shall make demand on the Company for such deficiency.
     Section 3.07. Debt Service Reserve Fund.
     (a) If on any Interest Payment Date or redemption date for the Bonds the amount in the Interest Account (after taking into account amounts available to be transferred to the Interest Account from the Project Fund) shall be less than the amount of interest then due and payable on the Bonds, or if on any principal payment date for the Bonds the amount in the Principal Account shall be less than the amount of principal of the Bonds then due and payable, or if on any Sinking Fund Installment payment date for the Bonds the amount in the Sinking Fund Installment Account shall be less than the amount of the Sinking Fund Installment then due and payable on the Bonds, in each case, after giving effect to all payments received by the Trustee in immediately available funds by 10:00 a.m. (Lincoln, Nebraska time) on such date, the Trustee forthwith shall transfer moneys from the Debt Service Reserve Fund, first to such Interest Account, second to such Principal Account, and third to such Sinking Fund Installment Account, all to the extent necessary to make good any such deficiency.
     (b) In lieu of cash or securities, the Debt Service Reserve Fund may be established, funded or refunded (at any time), in whole or in part, with a letter of credit or surety bond issued to the Trustee by a credit facility provider which is rated in one of the three (3) highest Rating Categories, which permits the Trustee to receive up to full payment therefrom by no later than 3:00 p.m. (Lincoln, Nebraska time) if the Trustee makes demand for payment by no later than 11:00 a.m. (Lincoln, Nebraska time) on the same Business Day, and the terms and conditions of which do not impose financial obligations on, or create significant adverse drawing difficulties for, the Trustee. In the event that a Debt Service Reserve Fund Facility is delivered to the Trustee, the Trustee shall immediately draw upon such Debt Service Reserve Fund Facility if and to the extent that the provisions of this Loan and Trust Agreement require a transfer of funds from the Debt Service Reserve Fund. If the Debt Service Reserve Fund Facility is to expire by its terms, and the Debt Service Reserve Fund Requirement with respect to the Bonds is not otherwise satisfied, the Trustee shall immediately draw upon the Debt Service Reserve Fund Facility in an amount equal to the full amount thereof. If in the event that during the term of the Debt Service Reserve Fund Facility, the provider thereof ceases to be rated in one of the three (3) highest Rating Categories, the Company shall, no later than sixty (60) days following the reduction in the rating of the provider of the Debt Service Reserve Fund Facility, regardless of the date the Company or the Trustee receives notice or actual knowledge of such reduction, either (i) cause there to be deposited with the Trustee a Debt Service Reserve Fund Facility, the provider of which is rated in one of the three (3) highest Rating Categories and otherwise meeting the requirements for a Debt Service Reserve Fund Facility set forth above, or (ii) cause there to be deposited with the Trustee cash in an amount equal to the Debt Service Reserve Fund Requirement.
     (c) On June 15 and December 15 of each year and upon any payment of the principal or Sinking Fund Installments of the Bonds, the Trustee shall determine whether the amount of on deposit in the Debt Service Reserve Fund exceeds the Debt Service Reserve Fund Requirement with respect to the Bonds. If an excess exists, the Trustee shall notify the Issuer and the Company, and shall take such other actions, as may be necessary in order to effect a reduction in the amount of the Debt Service Reserve Fund Facility to an amount equal to the then-applicable Debt Service Reserve Fund Requirement.
     (d) In the case of the Debt Service Reserve Fund, a “surplus” means the amount by which the amount on deposit therein is in excess of the Debt Service Reserve Fund Requirement with respect to the Bonds. On June 15 and December 15 of each year and upon any withdrawal from the Debt Service Reserve Fund, the Trustee shall determine the amount on deposit in the Debt Service Reserve Fund. If on any such date a deficiency exists, the Trustee shall notify the Issuer and the Company of such deficiency and that such deficiency must be replenished by the Company as provided for herein. If a surplus exists, the Trustee shall notify the Issuer and the Company thereof and, subject to the requirements of the Tax Regulatory Agreement, shall upon written instructions of the Company transfer an amount equal to such surplus to the Project Costs Account until the Completion Date and thereafter shall transfer such amount to the Interest Account.

     Section 3.08. Payments into Earnings Fund: Application of Earnings Fund. (a) The amounts in the Earnings Fund relating to a Series of Bonds shall be subject to a security interest in favor of the Trustee for the benefit of the Bondholders only to the extent of amounts therein in excess of the amounts necessary to satisfy federal rebate requirements.
     (b) All investment income or earnings on amounts held in the Project Fund, the Condemnation and Awards Fund, the Debt Service Reserve Fund or any other special fund other than the Rebate Fund or the Bond Fund shall be deposited upon receipt by the Trustee into the Earnings Fund of such Series of Bonds; provided, however, that there shall not be required to be deposited in the Earnings Fund any amounts received from the investment of moneys in obligations described in Section 103(a) of the Code.
     (c) On the first Business Day following each Computation Period (as defined in the Tax Regulatory Agreement) and the receipt by the Trustee of a Company’s Certificate delivered to the Trustee pursuant to the Tax Regulatory Agreement, the Trustee shall withdraw from the Earnings Fund of such Series of Bonds that amount, if any, as is directed by such certificate to be deposited in the Rebate Fund of such Series of Bonds and deposit, to the extent available, such amount in the Rebate Fund, such that the amount held in the Rebate Fund after such deposit is equal to the Rebate Amount calculated as of the last day of the Computation Period; provided, however, in withdrawing amounts from the Earnings Fund, the Trustee shall withdraw amounts in every Account therein in the proportion that amounts in each such Account shall bear to the aggregate sum held in the Earnings Fund relating to a Series of Bonds. In the event of any deficiency, the balance required shall be provided by the Company pursuant to the Tax Regulatory Agreement. Computations of the amounts on deposit in each Fund and Account and of the Rebate Amount shall be furnished to the Trustee by the Company in accordance with the Tax Regulatory Agreement.
     The foregoing notwithstanding, the Company shall either (1) demonstrate to the satisfaction of the Trustee that the applicable requirements of a spending exception to rebate has been satisfied as of the relevant semi-annual period as set forth in the Tax Regulatory Agreement, (2) perform and submit to the Trustee a calculation intended to determine its approximate rebate liability in respect of the Bond Proceeds relating to a Series of Bonds, which calculation shall be undertaken at least annually, or (3) provide information to the Trustee demonstrating that the Bond Proceeds have been invested in obligations the interest on which is not included in gross income for federal income tax purposes under Section 103 of the Code.
     Any amounts remaining in the Earnings Fund following a required transfer to the Rebate Fund as provided in the previous paragraph will be deposited into the related Account of the Project Fund from which such amount in the Earnings Fund shall have derived (or, in the case of earnings derived from the Condemnation and Awards Fund or the Debt Service Reserve Fund, such amounts shall be deposited in the Project Costs Account) until the Completion Date and to the Interest Account thereafter.
     Section 3.09. Payments into Rebate Fund; Application of Rebate Fund. (a) The Rebate Fund and the amounts deposited therein shall not be subject to a security interest, pledge, assignment, lien or charge in favor of the Trustee or any Bondholder or any other Person.

     (b) The Trustee, on the first Business Day following each Computation Period (as defined in the Tax Regulatory Agreement) and the receipt of a Company’s Certificate pursuant to the Tax Regulatory Agreement, shall deposit in the Rebate Fund that amount from the Earnings Fund, to the extent available, as shall be so specified in such certificate of written direction. If there has been delivered to the Trustee a certification of the Rebate Amount (as defined in the Tax Regulatory Agreement) in conjunction with the completion of the Project or the restoration of the Facility pursuant to Section 3.04, the Trustee shall at the written direction of an Authorized Officer of the Company deposit in the Rebate Fund such amount so specified in such certification as required in order that the amount held in the Rebate Fund after such deposit is equal to the Rebate Amount calculated at the completion of the Project or the restoration of the Facility as aforesaid. The amount deposited in the Rebate Fund pursuant to the previous sentences shall be withdrawn from the Earnings Fund; provided, however, in withdrawing amounts from the Earnings Fund, the Trustee shall withdraw amounts in every Account therein in the proportion that amounts in each such Account shall bear to the aggregate sum held in the Earnings Fund.
     (c) In the event that the amount on deposit in the Rebate Fund exceeds the Rebate Amount as determined in accordance with the Tax Regulatory Agreement, the Trustee, upon the receipt of written instructions from an Authorized Officer of the Company, shall withdraw such excess amount and deposit it in the related Account of the Project Fund from which such amount so deposited in the Earnings Fund shall have derived (or, in the case of earnings derived from the Condemnation and Awards Fund or the Debt Service Reserve Fund, such amounts shall be deposited in the Project Costs Account) until the completion of the Project, or, after the Completion Date, deposit it in the Interest Account relating to such Series of Bonds.
     (d) The Trustee, upon the receipt of written instructions from an Authorized Officer of the Company, shall pay to the United States of America, out of amounts in the Rebate Fund, (i) not later than 30 days after the end of each five (5) year period after the date of original issuance of the Bonds, an amount such that, together with prior amounts paid to the United States of America, the total paid to the United States of America is equal to 90% of the Rebate Amount with respect to such Series of Bonds calculated as of the end of the most recent Computation Period, and (ii) not later than thirty (30) days after the date on which all of such Series of Bonds has been redeemed or paid in full, 100% of the Rebate Amount as of the end of the final Computation Period.
     (e) The Company agrees to retain an arbitrage rebate consultant to calculate the rebate amount at least each Computation Period, and annually at its discretion or as may be required for the preparation of its annual financial statements. In the event that the amounts available in the Rebate Fund are insufficient to pay the required rebate payment, the Company shall pay all amounts required to the Trustee for payment to the United States of America.
     Section 3.10. Investment of Funds and Accounts. (a) Amounts in any fund or account established under this Loan and Trust Agreement may, if and to the extent then permitted by law, be invested only in Qualified Investments. For the purposes of this Section, investments shall be considered as maturing on the date on which they are redeemable without penalty at the option of the holder or the date on which the Trustee may require their repurchase pursuant to a repurchase agreement qualifying as a Qualified Investment. Any investment herein authorized is subject to the condition that no portion of the proceeds derived from the sale of the Bonds shall be used, directly or indirectly, in such manner as to cause any Bond to be an “arbitrage bond” within the meaning of Section 148 of the Code. In particular, unexpended Bond Proceeds transferred from the Project

Fund (or from the Earnings Fund with respect to amounts deposited therein from the Project Costs Account) to the Redemption Account pursuant to Section 3.03(d) may not be invested at a Yield (as defined in the Tax Regulatory Agreement) which is greater than the Yield on the Bonds. Such investments shall be made by the Trustee only at the written request of an Authorized Officer of the Company; and if such investment is to be in one or more certificates of deposit, then such written request shall include written assurance to the effect that such investment complies with the Tax Regulatory Agreement. Any investment hereunder shall be made in accordance with the Tax Regulatory Agreement, and the Company shall so certify to the Trustee with each such investment direction as referred to below. Such investments shall mature in such amounts and at such times as may be necessary to provide funds when needed to make payments from the applicable Fund. Net income or gain received and collected from such investments shall be credited and losses charged to (i) the Rebate Fund with respect to the investment of amounts held in the Rebate Fund, (ii) the Bond Fund with respect to the investment of amounts held in the Bond Fund, and (iii) the Earnings Fund relating to a Series of Bonds with respect to the investment of amounts held in the Earnings Fund or any other Fund.
     (b) At the written request of the Company no sooner than ten (10) Business Days prior to each Payment Date, the Trustee shall notify the Company of the amount of such net investment income or gain received and collected subsequent to the last Payment Date and the amount then available in the various Accounts of the Bond Fund.
     (c) Upon the written direction of an Authorized Officer of the Company, the Trustee shall sell at the best price reasonably obtainable, or present for redemption or exchange, any obligations in which moneys shall have been invested to the extent necessary to provide cash in the respective Funds or Accounts, to make any payments required to be made therefrom, or to facilitate the transfers of moneys or securities between various Funds and Accounts as may be required from time to time pursuant to the provisions of this Article. The Trustee shall not be liable for losses incurred as a result of actions taken in good faith in accordance with this Section. As soon as practicable after any such sale, redemption or exchange, the Trustee shall give notice thereof to the Issuer and the Company.
     (d) Neither the Trustee nor the Issuer shall be liable for any loss arising from, or any depreciation in the value of any obligations in which moneys of the Funds and Accounts shall be invested in accordance with this Loan and Trust Agreement. The investments authorized by this Section shall at all times be subject to the provisions of applicable law, as amended from time to time.
     (e) In computing the amount in any Fund or Account, obligations purchased as an investment of moneys therein shall be valued at fair market value as determined by the Trustee one month prior to each Interest Payment Date.
     The fair market value of Qualified Investments shall be determined as follows:
     (i) Except as elsewhere specifically stated below, the fair market value of a Qualified Investment is the price at which a willing buyer would purchase the Qualified Investment from a willing seller in a bona fide arm’s-length transaction.

     (ii) The purchase price of a guaranteed investment contract is treated as its fair market value on the purchase date if:
     (A) The Company makes a bona fide solicitation for a specified guaranteed investment contract and receives at least three (3) bona fide bids from providers that have no material financial interest in the issue (e.g., as underwriters or brokers);
     (B) The Company purchases the highest yielding guaranteed investment contract for which a qualifying bid is made (determined net of broker’s fees);
     (C) The yield on the guaranteed investment contract (determined net of broker’s fees) is not less than the yield then available from the provider on reasonably comparable guaranteed investment contracts, if any, offered to other Persons from a source of funds other than Gross Proceeds (as defined in the Tax Regulatory Agreement) of tax-exempt bonds;
     (D) The determination of the terms of the guaranteed investment contract takes into account as a significant factor the Company’s reasonably expected draw-down schedule for the amounts to be invested, exclusive of amounts deposited in debt service funds and reasonably required reserve or replacement funds;
     (E) The terms of the guaranteed investment contract, including collateral security requirements, are reasonable; and
     (F) The obligor on the guaranteed investment contract certifies the administrative costs that it is paying (or expects to pay) to third parties in connection with the guaranteed investment contract;
     (G) If the Issuer uses an agent to conduct the bidding process, the agent does not bid to provide the investment;
     (H) All bidders have equal opportunity to bid so that no bidder is given the opportunity to review the other bids before bidding; and
     (I) All bidders are reasonably competitive providers of investments of the type purchased.
(iii)	The fair market value of a certificate of deposit is its purchase price if it has a fixed rate of interest, a fixed payment schedule, and a substantial penalty for early withdrawal and the yield on the certificate of deposit is not less than (1) the yield on reasonably comparable direct obligations of the United States, and (2) the highest yield published or posted by the provider to be currently available on reasonably comparable certificates of deposit offered to the public.
(iv) The fair market value of the Debt Service Reserve Fund Facility shall be the amount remaining on such Debt Service Reserve Fund Facility to be drawn on.

     Section 3.11. Application of Moneys in Certain Funds for Retirement of Bonds. Notwithstanding any other provision of this Loan and Trust Agreement, if on any Interest Payment Date or redemption date the amounts held in the Funds established under this Loan and Trust Agreement (other than the Earnings Fund and the Rebate Fund) are sufficient to pay 100% of the principal or Redemption Price, as the case may be, of all Outstanding Bonds and the interest accruing on such Bonds to the next date on which such Bonds are redeemable or payable, as the case may be, whichever is earlier, the Trustee shall so notify the Issuer and the Company. Upon receipt of written instructions from the Company directing such redemption, the Trustee shall proceed to redeem all such Outstanding Bonds in the manner provided for redemption of such Bonds by this Loan and Trust Agreement.
     Section 3.12. Moneys to be Held in Trust. All moneys required to be deposited with or paid to the Trustee for the credit of any Fund or Account under any provision of this Loan and Trust Agreement and all investments made therewith shall be held by the Trustee in trust for the benefit of the Bondholders of the Series of Bonds relating to such funds, and while held by the Trustee constitute part of the Trust Estate of the Series of Bonds relating to such funds, other than the Rebate Fund and, to the extent amounts on deposit in the Earnings Fund are necessary to pay federal tax rebate requirements, the Earnings Fund, and be subject to the Lien hereof; provided, however, that amounts held by the Trustee and obtained pursuant to Article VIII hereof shall be held for the ratable benefits of all Bondholders.
     Section 3.13. Repayment to the Company from the Funds. After payment in full of the Bonds and the payment of all fees, charges and expenses of the Issuer, the Trustee, the Bond Registrar and the Paying Agents and all other amounts required to be paid hereunder and under each of the Security Documents, and the payment of any amounts which the Trustee is directed to rebate to the federal government pursuant to this Loan and Trust Agreement and the Tax Regulatory Agreement, all amounts remaining in any Fund (or otherwise held by the Trustee, including with respect to Article VIII hereof) shall be paid to the Company.
ARTICLE IV
TERMS OF LOAN
     Section 4.01. Amount and Source of Loan. The Issuer hereby lends to the Company, and the Company hereby borrows from the Issuer, upon the terms and conditions specified herein, the Bond Proceeds, which shall be applied in accordance with Section 3.01. The outstanding principal amount of the Loan shall at all times be in balance with the principal amount of the Bonds Outstanding.
     Section 4.02. Withdrawals from the Project Costs Account. (a) The Issuer has authorized and directed the Trustee to disburse money from the Project Costs Account in payment or reimbursement of Project Costs certified by the Company, or otherwise satisfactorily established, to be due and payable or to have been paid or incurred by or on behalf of the Company.
     Except as provided in Section 3.03(e) hereof no disbursement shall be made from the Project Costs Account to pay Project Costs, other than Bond Issuance Costs and other than with respect to interest on the Bonds as provided in Section 3.03(c), unless or until (i) the Trustee has received a Statement of Project Costs, prepared by an Inspecting Engineer in accordance with the provisions of Section 4.02(f), (ii) the Funds Available (as hereinafter defined) to complete the Project, as certified by the Authorized Officer of the Company in the Company’s Requisition, equal or exceed the Estimated Cost to Complete the Project as calculated by an Inspecting Engineer in the Statement of Project Costs, and (iii) the Company shall have provided York County Title Co. an ALTA survey of the land constituting Mortgaged Property, an opinion of counsel as to zoning of such land and a creditors’ rights fact sheet on the form provided by such title company.
     (b) Company’s Requisitions, together with the supporting Statement of Project Costs, shall be submitted by the Company to the Trustee on a once-monthly basis by not later than the tenth (10th) Business Day of each calendar month; and the amounts certified and/or calculated in each such Company’s Requisition, and in the supporting Statement of Project Costs, shall be as of the last day of the previous calendar month. The Trustee shall not be required to issue such disbursement sooner than five (5) Business Days after the submission of such Company’s Requisition. Each such Company’s Requisition shall be accompanied by bills or invoices (stamped “paid” if reimbursement is to be made to the Company) or other evidence satisfactory to the Trustee including evidence that the bill, invoice or other evidence was not paid on a date prior to the date of issuance of the Bonds or as otherwise approved by the Act or the Code as approved in an unqualified opinion of Bond Counsel. Any Company’s Requisition may be transmitted by facsimile transmission, but if in such form, it shall be promptly confirmed by delivery of an original Company’s Requisition executed by an Authorized Officer of the Company. Company’s Requisitions shall be paid on a monthly basis in amounts greater than or equal to $100,000 (or, in the case of the final disbursement, such lesser amount as may be necessary to pay remaining Project Costs).
     (c) Each Company’s Requisition submitted to the Trustee for costs of construction, improving and/or renovating the Project shall be accompanied by waivers of all mechanic’s liens or other liens relating to the amount to be requisitioned.
     The Company recognizes the right of the Trustee to require additional documentation regarding the progress of the Project, absence of liens, percentage of completion, incurrence of costs and similar matters prior to disbursing moneys from the Project Fund, where deemed reasonably necessary. Such documents may include without limitation:
     (i) If requested by the Trustee, a statement by the Company and any subcontractor as to its subcontract, in form and in substance satisfactory to the Trustee, setting forth the names, addresses and amounts due or to become due, the amounts previously paid to every subcontractor, person, firm or corporation furnishing materials or performing labor entering into the construction of any part of the Project and lien waivers duly executed in a form acceptable to the Trustee, delivered before or contemporaneously with the Trustee’s disbursement of Bond Proceeds.
     (d) In paying any Company’s Requisition under this Section, the Trustee shall be entitled to rely as to the completeness and accuracy of all statements in such Company’s Requisition and Statement of Project Costs, upon the approval of such written Requisition and Statement of Project Costs by an Authorized Officer of the Company and an Inspecting Engineer, respectively, execution thereof or communication thereof by telegram, telex, or facsimile transmission to be conclusive evidence of such approval, and the Company shall indemnify and save harmless the

Trustee from any liability incurred in connection with any Company’s Requisition or Statement of Project Costs so executed or communicated by an Authorized Officer of the Company or, as the case may be, an Inspecting Engineer.
     (e) The Company shall not submit or cause to be submitted to the Trustee any Company’s Requisition pursuant to this Section and shall not be entitled to disbursement of any moneys in the Project Fund, so long as there shall have occurred and be continuing any Event of Default.
     (f) As a condition to disbursements from the Project Costs Account to pay Project Costs (other than for the payment of Bond Issuance Costs or as provided in Section 3.03(c) with respect to the payment of interest on the Bonds), the Trustee shall have received, together with the Company’s Requisition or not later than two (2) Business Days after receipt of the Company’s Requisition, a statement which states that the costs of requisition are consistent with the Project and Project Costs as described on Exhibit C.
     (g) The Company’s Requisition shall certify that the Company has complied with the Senior Credit Facility and that the Company is not in default under the Senior Credit Facility.
     (h) For any disbursement for any item not described in, or the cost for which item is other than as described in, the Tax Regulatory Agreement or the information statement filed by the Issuer in connection with the issuance of the Bonds as required by Section 149(e) of the Code, the Company shall deliver to the Trustee an opinion of Bond Counsel to the effect that such disbursement will not cause the interest on the Bonds to be included in the gross income of the Bondholders for federal income tax purposes.
     (i) The Company shall maintain copies of all bills, invoices or other evidences of items of cost as shall constitute a basis for any payment of Project Costs out of Bond Proceeds or other sources and such bills, invoices or other evidences shall be available for inspection by the Issuer or the Trustee upon reasonable request therefor at the Facility or at its principal office or place of business or at such other places as may be reasonably agreeable to the Issuer and the Trustee.
     (j) Subject to Sections 4.03 and 4.04 hereof, to the extent that funds remain in the Project Costs Account, to which the Company has certified that are excess and not needed pursuant to Section 4.04, such funds will be transferred to the Redemption Account of the Bond Fund for use in accordance with Sections 3.03(d), 3.06 and 2.02(b)(ii) hereof.
     Section 4.03. Establishment of Completion Date. The Project will be completed within 36 months of the Original Issue Date, and all amounts in the Project Costs Account will be expended within 36 months of the Original Issue Date. The Completion Date shall be the date on which the Trustee shall acknowledge receipt of the following items, which the Company shall furnish to the Trustee with respect to the Project:
     (a) A certificate signed by an Inspecting Engineer stating that the construction, acquisition, purchase, improving, equipping, furnishing or installation of the Project has been completed, but that the certificate is given without prejudice to any rights against third parties which exist at the date thereof or which may subsequently come into being;

     (b) A certificate signed by the Company stating, or other satisfactory evidence establishing, that the entire Project Costs have been paid or are then due and payable pursuant to Section 4.02; and
     (c) If necessary, a certificate of occupancy for the Project issued by the Government Authority having jurisdiction.
     For so long as no Event of Default shall exist and be continuing, failure to comply as set forth herein shall not give rise to an Event of Default if an Inspecting Engineer has certified that the Project is in a condition wherein its operation is not negatively affected and the Company is diligently pursuing completion.
     Section 4.04. Conditions of Final Draw. Notwithstanding any provision of Section 4.02 to the contrary, the Trustee shall hold in the Project Costs Account an amount equal to 5% of the original aggregate face amount of the Bonds until the Trustee has received:
     (a) A Company’s Certificate setting forth in reasonable detail: (1) the amount of Bond Proceeds; (2) the amount of interest earned on investments held in the Project Costs Account; (3) the amount of any reasonably required reserve or replacement fund deposit paid from Bond Proceeds and investment earnings; (4) the Net Proceeds (as defined in the Tax Regulatory Agreement) after deducting reasonably required reserve or replacement fund deposit from the sum of Bond Proceeds and investment earnings; (5) the amount of costs of the Project paid from Net Proceeds (as defined in the Tax Regulatory Agreement) which are federal tax qualified costs and which are not so qualified (including costs of issuance not to exceed 2% of the Bond Proceeds); (6) the amount of proceeds, if any, remaining on deposit in the Project Costs Account and not expected to be expended on Project Costs; and (7) the percentage which federal tax qualified costs constitutes of the amount equal to Net Proceeds (as defined in the Tax Regulatory Agreement) less unexpended Bond Proceeds. The schedule delivered pursuant hereto shall be substantially identical in form and substance to Schedule A of the Tax Regulatory Agreement;
     (b) A Company’s Certificate as to the use of Bond Proceeds to the effect that (1) the Company has paid or incurred Project Costs in the amounts set forth in the schedule of use of Bond Proceeds, (2) the amounts shown on the schedule as federal tax qualified costs consist only of costs (A) paid after 60 days prior to the date of issuance of the Bonds (except as provided in the Tax Regulatory Agreement), (B) for the acquisition, construction or reconstruction of land or property (i) that qualifies as a “solid waste disposal facility” under Section 142(a)(6) of the Code, and (ii) of a character subject to the allowance for depreciation provided in Section 167 of the Code, and (C) which are chargeable to the capital account of the Project or would be so chargeable either with an election by the Company or but for the election of the Company to deduct the amount of the item, (3) all amounts shown on the schedule as costs of issuance, federal tax qualified costs and costs not federally tax qualified are eligible costs of a project financed by bonds issued by the Issuer under the Act, and may be financed by amounts in the Project Costs Account under this Loan and Trust Agreement, (4) the total amount shown in the schedule as federal tax qualified costs is 95% or more of the amount obtained by adding the amount of interest earned on investments on deposit in the Project Costs Account held under this Loan and Trust Agreement (assuming investment at the Yield, as defined in the Tax Regulatory Agreement, on the Bonds), or on deposit in the Earnings Fund from amounts transferred thereto from the Project Costs Account (assuming investment at the Yield, as defined in the Tax Regulatory Agreement, on the Bonds), and subtracting from such aggregate sum the amount of Bond Proceeds and investment earnings deposited into a reasonably required reserve or replacement fund; and (5) the amount of Bond Proceeds and investment earnings used to pay costs of issuance does not exceed 2% of the Bond Proceeds;
     (c) A final statement of Project Costs by an Inspecting Engineer to the effect that it has examined the Company’s certificate as to use of Bond Proceeds and accompanying schedule of use of Bond Proceeds as referred to in subsections (a) and (b) above; and that in its opinion, all of the amounts withdrawn from the Project Costs Account have been federal tax qualified expenditures listed in Schedule A of the Tax Regulatory Agreement made by or on behalf of the Company for the items, on the dates and in the amounts therein stated; and
     (d) The determination of the Rebate Amount at the date of expenditure of all Bond Proceeds on the Project as described in the Tax Regulatory Agreement.
     With respect to this Section 4.04, when providing any opinions or certifications the Company may provide a final disbursement request and assume that Bond proceeds will be invested to the date of such request and be spent for the purposes set forth in such request.
     Section 4.05. Repayment of Loan. The Company will pay to the Trustee at its principal office for the account of the Issuer, and for deposit in the Bond Fund relating to such Series of Bonds, in immediately available funds or before 10:00 a.m., Lincoln, Nebraska time on the first day of each month or, if not a business day, the next succeeding business day after the first day of each month, 1/6th of the interest due on the next Payment Date, and commencing on December 1, 2009, 1/12th of the principal payable on the next Payment Date on which principal is payable. This provision shall be construed so that the obligation of the Company shall never be greater than to have on deposit in the Pledged Revenue Fund on any Payment Date the exact amount of principal and interest due relating to such Series of Bonds on that Payment Date (except for the amount of additional payments required by Section 4.06 and amounts necessary to provide for the mandatory redemption of such Series of Bonds at the time and in the manner provided herein). In the event the Company should fail to make any of the payments required in this Section, the item so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay such amount with interest thereon (including, to the extent permitted by law, interest on the overdue installments of interest) at the rate borne by the respective Bonds as to which such default exists.
     Section 4.06. Additional Payments. The Company will also pay the following amounts to the following persons:
     (a) To the Trustee, when due, all fees of the Trustee for services rendered hereunder and all fees and charges of counsel, accountants, engineers, consultants and others incurred in the performance on request of the Trustee of services hereunder for which the Trustee and such other persons are entitled to payment or reimbursement; and
     (b) To the Trustee, for deposit into the Rebate Credit Account, the amount needed to be paid to comply with Section 148 of the Code and Section 3.09.
     Section 4.07. Company’s Obligations Unconditional. The Company’s obligations hereunder shall be in the nature of a Loan. All payments required of the Company hereunder shall be paid without notice or demand and without set-off, counterclaim, abatement, deduction or defense. Except as expressly provided herein, the Company will not suspend or discontinue any Loan Repayments, will perform and observe all of its other agreements in this Loan and Trust Agreement, and will not terminate this Loan and Trust Agreement for any cause, including but not limited to any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, eviction by paramount title, commercial frustration of purpose, bankruptcy or insolvency of the Issuer or the Trustee, change in the tax or other laws or administrative rulings or actions of the United States of America or of the State of Nebraska or any political subdivision thereof or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Loan and Trust Agreement.
     Section 4.08. Prepayment of Loan. The Company may at any time transmit funds directly to the Trustee, for deposit in the Redemption Fund, in addition to amounts, if any, otherwise required at that time pursuant to this Loan and Trust Agreement, and direct that the money be utilized by the Trustee to:
          (a) Provide for the redemption or purchase of Bonds prior to their maturity dates, in accordance with and subject to the provisions of Section 2.02; or
          (b) Purchase Bonds, in accordance with and subject to the provisions of Section 2.03, which Bonds shall be cancelled by the Trustee.
ARTICLE V
ISSUER’S REPRESENTATIONS AND COVENANTS
     Section 5.01. Payment of Principal and Interest. The Issuer covenants that it will promptly pay or cause to be paid, the principal of, premium, if any, and interest on every Bond issued hereunder at the place, on the dates and in the manner provided herein and in the Bonds, according to the terms thereof, but solely from the Pledged Revenues as provided herein.
     Section 5.02. Performance of and Authority for Covenants. The Issuer covenants that it will faithfully perform at all times any and all covenants, undertakings, stipulations and provisions contained herein, in any and every Bond executed, authenticated and delivered hereunder and in all proceedings of its governing body pertaining thereto, and it is duly authorized under the Constitution and laws of the State of Nebraska to issue the Bonds authorized hereby, to make a loan for the purpose of financing Project Costs, and to assign and pledge the Pledged Revenues as provided herein; and that all action on its part for the issuance of the Bonds and the execution and delivery of this Loan and Trust Agreement has been duly and effectively taken.
     Section 5.03. Right to Payments; Instruments of Further Assurance. The Issuer covenants that it will defend against the claims and demands of all persons whomsoever its right to the payment of amounts due from the Company under this Loan and Trust Agreement for the benefit of the Bondowners. The Issuer covenants that it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such instruments supplemental hereto and such further acts, instruments and transfers as the Trustee may reasonably require for the better assuring, transferring, conveying, pledging, assigning and confirming unto the Trustee all and singular the rights assigned hereby and the amounts pledged hereby to the payment of the principal of, premium, if any, and interest on the Bonds. The Issuer covenants and agrees that, except as provided herein, it will not sell, convey, mortgage, encumber or otherwise dispose of any part of its rights or of the revenues and receipts under this Loan and Trust Agreement.
     Section 5.04. Title to Facility. The Issuer acknowledges that, as between the Issuer and the Company: (i) the Company shall be the sole owner of the Facility and shall be entitled to sole and exclusive possession of the Facility, and (ii) neither the Issuer, the Trustee nor the Bondowners shall be entitled to or have any security interest in or lien upon the Facility or the Company’s title to and interest in the Facility other than the Security Documents.
     Section 5.05. Cooperation of the Issuer and Trustee. The Issuer and Trustee will cooperate fully with the Company in filing any proof of loss with respect to any insurance policy covering casualty losses and in the handling and conduct of any litigation arising with respect thereto, and will, to the extent they may lawfully do so, permit the Company to litigate in any such litigation or proceeding in the name and on behalf of the Trustee, provided that the Issuer will not be required to prosecute any such litigation. The Trustee will cooperate fully with the Company in the handling and conduct of any prospective or pending condemnation proceedings affecting the Facility, and will, to the extent it may lawfully do so, permit the Company to litigate in any such litigation or proceeding in the name and on behalf of the Trustee. In no event will the Issuer or Trustee voluntarily settle or consent to the settlement of any proceeding arising out of any insurance claim or any prospective or pending condemnation proceeding with respect to the Facility without the written consent of the Company.
ARTICLE VI
COMPANY’S REPRESENTATIONS AND COVENANTS
     Section 6.01. Representations by the Company. The Company makes the following representations as the basis for its covenants:
     (a) The Company is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware.
     (b) The Company is authorized to execute, deliver and perform the obligations of the Company hereunder and to execute, deliver, file or record this Loan and Trust Agreement, the Security Documents and such other papers, document or instruments as shall be necessary to carry out the intention and purpose hereof.
     (c) The execution and delivery of this Loan and Trust Agreement and the Security Documents, the consummation of the transactions contemplated by such instruments, and the fulfillment of the terms and conditions of such instruments do not and will not conflict with or result in a breach of any of the terms or conditions of the Company’s Organizational Documents, or any mortgage, deed of trust, indenture, loan agreement or other restriction or of any agreement or instrument to which the Company is now a party or to which any property of the Company is subject, and do not and will not constitute a default under any of the foregoing or result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the property or assets of the Company contrary to the terms of any instrument or agreement to which the Company is a party or by which any of its property or assets are bound.

     (d) The assistance in the financing of the Project by the Issuer has been and is a substantial inducement to the Company to undertake the Project.
     (e) The Bond Proceeds to be credited to the Project Fund in accordance with Section 3.01 are estimated, on the date hereof, to be sufficient, with other amounts to be provided by the Company, to pay all of the Project Costs.
     (f) The Company does not rely on any warranty of the Issuer or the Trustee, either express or implied, that the Project will be suitable to the Company’s needs.
     (g) There is not pending any suit, action or proceeding against or affecting the Company before or by any court, arbitrator, administrative agency or other Government Authority which materially and adversely affects the validity, as to the Company, of any of the transactions contemplated by this Loan and Trust Agreement or the ability of the Company to perform its obligations hereunder or as contemplated by this Loan and Trust Agreement.
     (h) The Project as designed and proposed to be operated meets, on the date hereof, to the knowledge of the Company, all material requirements of law, including requirements of any federal, state, county, city or other Government Authority having jurisdiction over the Company, the Facility or its use and operation, including, without limitation, any zoning, land use or similar laws and regulations.
     (i) As of the date hereof, to the knowledge of the Company, the Company has obtained and there are in effect all necessary approvals, whether legal or administrative, from all applicable federal, state or local entities or agencies required, as of the date hereof, for the purchase, construction, equipping and operation of the Facility.
     (j) To the knowledge of the Company, the Company is not subject to any Environmental Liability relating to the conduct of its business or the ownership of the Facility, and no facts or circumstances exist, to the knowledge of the Company, which could give rise to such Environmental Liabilities. No notice has been served on the Company claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws.
     Section 6.02. Completion of Project by the Company. The Company agrees that it has or will complete the Project as promptly as practicable in material accordance with Exhibit C attached hereto.
     Section 6.03. Revisions to Construction Schedules. The Company shall furnish the Trustee with copies of any material revisions of construction schedules, expenditure draw downs and any other financial report regarding the Project as may be reasonably requested by the Trustee.
     Section 6.04. Payment of Project Costs by the Company. The Company agrees that it will provide promptly any and all sums of money required to complete the Project not provided from proceeds of the Bonds, including without limitation all of the Project Costs, which the Issuer agrees shall be payable or reimbursable to the extent and in the manner provided in Section 4.02.

     Section 6.05. Sums for Completion. The Company acknowledges that the Issuer and Trustee have made no representation or warranty, express or implied, that the moneys on deposit in the Project Fund will be sufficient to pay the entire Project Costs. If the Project Fund is not sufficient to pay the entire Project Costs, the Company shall nonetheless complete the construction, equipping, improving and installation of the Project and pay all costs incurred therefor without further reimbursement. No payments by the Company under this Section shall reduce the obligations of the Company or offset any other payment required to be made by the Company hereunder.
     Section 6.06. Final Acceptance of the Project. The Company hereby agrees not to declare final acceptance of the Project until an Inspecting Engineer has certified the completion of the Project.
     Section 6.07. Company to Repair, Replace, Rebuild or Restore. To the extent not inconsistent with any agreement between the Company and the Senior Lender, if there are any Outstanding Bonds when all or any part of the Project is taken by eminent domain, or destroyed or damaged, and unless the Company exercises its option to direct the redemption of any or all Outstanding Bonds pursuant to Section 2.02(f), the following subsections shall apply:
     (a) The Company shall proceed promptly, subject to the provisions of subsection (b) of this Section, to replace, repair, rebuild and restore the Project to substantially the same condition as existed before the taking or event causing the damage or destruction, with such changes, alterations and modifications (including substitution or addition of other property) as may be desired by the Company and will be suitable for continued operation of the Project for the business purposes of the Company, and the Company will pay all costs thereof.
     (b) If the condemnation award or insurance claim is less than $100,000, the Trustee shall pay the Net Proceeds to the Company. If the condemnation award or insurance claim exceeds $100,000, all Net Proceeds of the condemnation award or insurance claim shall be retained by the Trustee and deposited in the Condemnation and Awards Fund. The Trustee shall apply the Net Proceeds to payment of the cost of repair, replacement, rebuilding or restoration upon compliance with Section 3.04. If the Net Proceeds are not sufficient to pay such costs in full, the Company shall pay that portion of the cost in excess of the amount of the Net Proceeds and shall complete such repair, replacement, rebuilding or restoration as provided in Section 3.04.
     (c) The Company shall not, by reason of the payment of any costs of repair, rebuilding, replacement or restoration, be entitled to any reimbursement from the Issuer or any abatement or diminution of the amounts payable hereunder. Any balance of Net Proceeds remaining in the Condemnation and Awards Fund after payment of all costs of any repair, rebuilding, replacement or restoration and after completion of the same shall be paid into the Bond Fund and used to redeem Bonds pursuant to Section 2.02(f) or, if there are no Outstanding Bonds, to the Company.
     (d) All buildings, improvements and equipment acquired in the repair, rebuilding, replacement or restoration of the Project, together with any interests in land acquired by the Company necessary for such restoration, shall be deemed a part of the Project and available for use and occupancy by the Company without the payment of any additional amounts other than those provided herein except as otherwise allowed herein, provided that no land, interest in land, buildings or improvements shall be acquired subject to any lien or encumbrance except as otherwise allowed herein.
     Section 6.08. Maintenance of Facility; Insurance. The Company shall:
     (a) Keep all of the Facility, whether leased or owned, in all material respects in good condition, repair and working order (ordinary wear and tear excepted) and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, additions and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times;
     (b) Maintain and operate or cause the Facility to be maintained and operated in accordance with accepted standards applicable to facilities of the type similar to the Facility, and comply with all material contractual obligations, provided that if the Company is prevented or delayed for any period of time by an Event of Force Majeure in complying with such obligations, such obligations will be suspended while such conditions exist; and
     (c) Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in the Security Documents.
     Section 6.09. Inspection of Facility. In the event of default, the Trustee and its duly authorized agent shall have the right, upon reasonable prior notice and during normal business hours, to enter upon and to examine and inspect the Facility, together with such rights of access to the Facility as may be reasonably necessary for the proper maintenance of the Facility in the event of failure by the Company to perform its obligations under this Loan and Trust Agreement or any other Security Document in the event the Company’s failure continues after having received notice and an opportunity to cure (to the extent provided in this Loan and Trust Agreement or the applicable Security Document). The Company will further permit the Issuer, or its duly authorized agent, at all reasonable times to enter upon the Facility but solely for the purpose of assuring that the Company is operating the Facility, or is causing the Facility to be operated, as a qualified “project” under the Act consistent with the purposes set forth in the recitals to this Loan and Trust Agreement and with the public purposes of the Issuer, and not for any purpose of assuring the proper maintenance or repair of the Facility as such latter obligation is and shall remain solely the obligation of the Company. The Company shall keep proper records with respect to the Facility and the Company’s operations as required by law, and the Trustee and the Issuer shall also be permitted, at all reasonable times, upon notice to the Company, to examine the books and records of the Company with respect to compliance by the Company with its obligations hereunder and under each other Security Document to which it shall be a party. The Company shall provide to an Inspecting Engineer and an Independent Accountant such information as may be reasonably necessary to enable an Inspecting Engineer or an Independent Accountant to perform any acts to be taken by either under this Loan and Trust Agreement or any other Security Document. In connection with such inspections or examinations, the Trustee shall, on behalf of itself, its agents and representatives, comply and cause its agents and representatives to comply, with all reasonable rules and regulations adopted by the Company including a requirement that such person inspecting or visiting the Facility sign a statement agreeing to assume the risk of the inspection or visitation but not the risk of injury due to the intentional or negligent acts of the Company. In connection with such inspections or examinations and unless otherwise required by applicable law or regulation, the Trustee agrees not to disclose or use any confidential information of the Company or any of its licensors other than for the purpose for which it was furnished and consistent with any applicable licensing agreement, except that after the occurrence of an Event of Default any successor Company or other operator of the Facility may use such confidential information but only for the purpose of operating the Facility and for no other purpose. The Trustee shall have no obligation for nondisclosure with respect to any information which may be generally available to the public or which becomes available to the public through no fault of the Trustee, its agents or representatives.
     Section 6.10. Compliance with Zoning Laws. The use of the Facility shall at all times be and continue to be in full compliance with all applicable zoning laws and ordinances. The Company shall not initiate or acquiesce in any zoning reclassification, or seek any conditional use permit or variance without the written consent of the Issuer.
     Section 6.11. Use of Facility and Bond Proceeds. The Company covenants that it will (i) design, finance, acquire, construct, equip, install, test, operate and maintain the Bond-financed portion of the Facility as a “solid waste disposal facility” in accordance with Section 142(a)(6) of the Code and in accordance with the Tax Regulatory Agreement, and (ii) use the Bond Proceeds only for the purposes and costs permitted therefor under this Loan and Trust Agreement and the Tax Regulatory Agreement.
     Section 6.12. No Material Impairment of Value. The Company covenants that it will not knowingly take any action that would impair, in any material respect, the value, utility or operating capability of the Facility as intended for the purposes of this Loan and Trust Agreement.
     Section 6.13. Facility Operation. The Company agrees to comply with the terms, covenants and provisions expressed or implied, of all contracts, licenses, franchises and permits pertaining to, affecting or involving the Facility or the business of the Company, the violation or breach of which would materially and adversely affect the ability of the Company to fulfill its obligations hereunder and under any other Security Document, and the agreements to which the Company is now or hereafter a party respecting the operation of the Facility.
     Section 6.14. Licenses and Permits. The Company covenants and agrees to obtain and maintain all material licenses or Government permissions necessary to acquire, construct, equip and install the Project and operate the Facility.
     Section 6.15. Title to Property. The Company shall maintain title to all property it purports to own to the extent that failure to do so would materially and adversely affect the Company’s ability to operate the Facility.
     Section 6.16. Payment of Taxes. The Company shall pay or caused to be paid all taxes and Government charges of any kind which are assessed against the Facility and the Company, and to pay or cause to be paid promptly any payment in lieu of taxes that may be negotiated between the Company and the County.
     Section 6.17. Limitation on Liens. The Company shall not create or permit to exist any material Lien upon any of its assets, including the Facility, other than:

     (a) the Lien created by the Deed of Trust;
     (b) the Liens created by this Loan and Trust Agreement;
     (c) Liens arising in the ordinary course of business;
     (d) Permitted Encumbrances;
     (e) Liens in favor of the Senior Lender; and
     (f) Liens approved by the Senior Lender.
     Section 6.18. Environmental Compliance. The Company shall maintain at all times all permits, licenses and other authorizations required under Environmental Laws, and comply in all material respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.
     Section 6.19. Indemnification. The Company agrees to defend, indemnify and save harmless the Issuer and the Trustee and each of their respective officers, agents and employees from and against any and all losses, damages, costs, charges, expenses (including attorney’s fees), causes of action, suits, claims, demands, judgments and liabilities arising from:
     (a) Any injury to or death of any person or damage to property in or upon the Facility or growing out of or connected with the use, nonuse, condition or occupancy of the Facility;
     (b) Violation of any agreement or condition of this Loan and Trust Agreement, except those knowingly violated by the Issuer or the Trustee;
     (c) Violation of any contract, agreement or restriction by the Company relating to the Facility which shall have existed at the commencement of the term of this Loan and Trust Agreement;
     (d) Violation of any law, ordinance or regulation affecting the Facility or a part thereof or the ownership, occupancy or use of the Facility;
     (e) Any statement or information relating to the expenditure of the Bond Proceeds contained in the “Tax Regulatory Agreement” or similar document furnished by the Company to the Issuer or the Trustee which, at the time made, is misleading, untrue or incorrect in any material respect;
     (f) Any statement or information furnished to the original purchaser(s) of the Bonds by the Company;
     (g) Any liability arising under any applicable federal, state or local environmental law relating to the Facility or the Bonds, not resulting from the negligence or willful misconduct of the Issuer or the Trustee; and

     (h) Any other event or circumstance relating to the Facility or the Bonds not described above not resulting from the negligence or willful misconduct of the Issuer or the Trustee.
     Section 6.20. Assurance of Tax Exemption. In order to assure that the interest on the Bonds shall at all times be excluded from gross income for federal income tax purposes, the Company covenants with the Issuer, the Trustee and all Bondowners that it will comply with and fulfill each of the requirements and conditions of the Tax Regulatory Agreement.
     Section 6.21. Business of Company. The Company shall engage in no business or enterprise other than the design, acquisition, construction, equipping, installation, testing, operating, maintenance and management of the Facility or Related Facilities, the performance of its obligations under this Loan and Trust Agreement and each other Security Document to which it shall be a party (and all related agreements to the Facility and its financing, construction and operation) and activities in furtherance thereof or ancillary or reasonably related thereto.
     Section 6.22. Existence; Compliance with Laws; Maintenance of Business; Taxes. The Company shall:
     (a) maintain its licenses, permits, rights and franchises;
     (b) comply in all material respects with all Requirements of Law;
     (c) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided;
     (d) continue to be a limited liability company subject to service of process in the State and either organized under the laws of the State, or organized under the laws of any other state of the United States and duly qualified to do business as a foreign corporation in the State;
     (e) not liquidate, wind-up or dissolve or otherwise dispose of all or substantially all of its property, business or assets remaining after the execution and delivery of this Loan and Trust Agreement; and
     (f) not consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it. The Company may, however, after the Completion Date, without violating the foregoing, but upon thirty (30) days prior written notice to the Issuer and the Trustee, consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it, or sell or otherwise transfer all or substantially all of its property, business or assets to another such corporation (and thereafter liquidate, wind-up or dissolve or not, as the Company may elect) if:
     (i) immediately after giving effect to such transaction, no Event of Default, nor any event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and the Company would not thereby be in default in the payment, performance or observance of any payment, agreement, covenant or obligation under this Loan and Trust Agreement or any other Security Document;

     (ii) either (A) the Company is the surviving, resulting or transferee corporation, as the case may be, and, unless the Trustee shall otherwise consent in writing, the resulting corporation has a Net Worth at least equal to the Net Worth of the Company immediately prior to such merger or consolidation, or (B) in the event that the Company is not the surviving, resulting or transferee corporation:
     (1) such corporation is subject to service of process in the State and either organized under the laws of the State, or organized under the laws of any other state of the United States and duly qualified to do business as a foreign corporation in the State;
     (2) such corporation assumes in writing all of the obligations of the Company contained in this Loan and Trust Agreement and all other Security Documents to which the Company shall be a party;
     (3) in the Opinion of Counsel, (y) such corporation shall be bound by all of the terms applicable to the Company of this Loan and Trust Agreement and all other Security Documents to which the predecessor Company corporation shall have been a party, and (z) such action does not legally impair the security for the Owners of the Bonds afforded by the Security Documents; and
     (4) in the opinion of Bond Counsel, such action will not cause the interest on the Bonds to cease to be excludable from gross income for federal income tax purposes.
     Section 6.23. Continuing Disclosure Agreement. The Issuer hereby acknowledges that the Company and the Trustee have entered into the Continuing Disclosure Agreement under which the Trustee has assumed certain obligations, in addition to those assumed under this Loan and Trust Agreement, for the benefit of the Owners and beneficial owners of the Bonds. The Company acknowledges that the Issuer is not an obligated person with respect to the Bonds for purposes of the Continuing Disclosure Agreement. The Company agrees to perform its obligations under the Continuing Disclosure Agreement, including without limitation, the payment of compensation to the Trustee and payment or reimbursement of expenses, disbursements and advances incurred or made by the Trustee, all in accordance with the provisions of the Continuing Disclosure Agreement. Notwithstanding any other provision of this Loan and Trust Agreement, any failure by the Company or the Trustee to comply with any provision of the Continuing Disclosure Agreement shall not be an Event of Default under this Loan and Trust Agreement or any other Security Document.
ARTICLE VII
POWERS AND DUTIES OF TRUSTEE
     Section 7.01. Trustee; Appointment and Acceptance of Duties. Wells Fargo Bank, N.A., Lincoln, Nebraska, is hereby appointed as Trustee. The Trustee shall signify its acceptance of the duties and obligations imposed upon it by this Loan and Trust Agreement by executing this Loan and Trust Agreement.

     Section 7.02. Registrar and Paying Agents; Appointment and Acceptance of Duties.
     (a) The Trustee shall act initially as Registrar. The Registrar shall be a bank with trust powers or trust company organized under the laws of the State or a national banking association with trust powers doing business in the State and having capital and surplus aggregating at least $50,000,000 or having at least $500,000,000 of assets under trust administration. The Trustee may be appointed to act as Registrar.
     The Registrar, immediately upon such appointment, shall signify its acceptance of the duties and obligations imposed upon it by this Loan and Trust Agreement by a written instrument of acceptance deposited with the Issuer and each Paying Agent, if any, which has then been designated by the Issuer.
     (b) The Trustee shall act initially as Paying Agent. Each Paying Agent, immediately upon such appointment, shall signify its acceptance of the duties and obligations imposed upon it by this Loan and Trust Agreement by written instrument of acceptance deposited with the Issuer and the Trustee.
     The Issuer will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:
     (i) hold all sums held by it for the payment of principal of (and premium, if any) or interest on the Bonds in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of as herein provided; and
     (ii) at any time during the continuance of any default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.
     The principal or corporate trust offices of the Paying Agents are hereby designated as the respective agencies of the Issuer for the payment of the interest on and principal, or Redemption Price of the Bonds.
     Section 7.03. Responsibilities of Fiduciaries. The recitals of fact herein and in the Bonds shall be taken as the statements of the Issuer and no Fiduciary assumes any responsibility for the correctness of the same. No Fiduciary shall be deemed to make any representations as to the validity or sufficiency of this Loan and Trust Agreement or of any Bonds issued hereunder or in respect of the security afforded by this Loan and Trust Agreement, and no Fiduciary shall incur any responsibility in respect thereof. No Fiduciary shall be under any responsibility or duty with respect to the issuance of the Bonds for value or the application of the proceeds thereof or the application of any moneys paid to the Issuer. Except with respect to actions required to be taken by the Trustee upon the occurrence of an Event of Default, no Fiduciary shall be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own moneys, unless properly indemnified. No Fiduciary shall be liable in connection with the performance of its duties hereunder except for its own negligence or default. No Fiduciary shall be under any responsibility or duty with respect to the application of any moneys paid to any one of the others.

     Section 7.04. Evidence on Which Fiduciaries May Act. The Trustee, the Registrar and any Paying Agent shall be protected in acting upon any Company’s Certificate, notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document believed by it to be genuine, and to have been signed or presented by the proper party or parties. Any Fiduciary may consult with counsel, who may or may not be counsel to the Issuer, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under this Loan and Trust Agreement in good faith and in accordance herewith.
     Whenever any Fiduciary shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action under this Loan and Trust Agreement, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate of an Authorized Officer of the Issuer, and such certificate shall be full warrant for any action taken, suffered or omitted in good faith under the provisions of this Loan and Trust Agreement upon the faith thereof, but in its discretion such Fiduciary may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.
     Except as otherwise expressly provided in this Loan and Trust Agreement, any request, order, notice or other direction required or permitted to be furnished pursuant to any provision thereof by the Issuer to any Fiduciary shall be sufficiently executed if executed in the name of the Issuer by an Authorized Officer of the Issuer.
     The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Loan and Trust Agreement at the request or direction of any of the Bondowners pursuant to this Loan and Trust Agreement, unless such Bondowners shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
     The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney.
     The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     Section 7.05. Compensation of Fiduciaries.
     (a) The Trustee shall be entitled to payment and reimbursement for its reasonable fees for its services rendered hereunder as and when the same become due and such reasonable expenses as are incurred by the Trustee in connection with such services as and when the same become due as agreed upon with the Issuer.

     (b) The Trustee and each Fiduciary shall be entitled to payment and reimbursement for their reasonable fees for services rendered under this Loan and Trust Agreement and such reasonable expenses as are incurred by them in connection with such services as and when the same become due as agreed upon with the Issuer in the amounts and subject to the limitations specified in this Loan and Trust Agreement.
     Section 7.06. Permitted Acts and Functions. The Trustee, the Registrar and any Paying Agent may buy, own, hold and sell any bonds of the Issuer, whether heretofore or hereafter issued or created and may engage or be interested in any financial or other transaction with the Issuer, with like effect and with the same rights it would have if it were not such Fiduciary. Any Fiduciary may act as depositary for and permit any of its officers or directors to act as a member of, or in any other capacity with respect to any committee formed to protect the rights of Bondowners or to effect or aid in any reorganization growing out of the enforcement of the Bonds or this Loan and Trust Agreement, whether or not any such committee shall represent the Owners of a majority in Principal Amount of the Bonds then Outstanding.
     Section 7.07. Resignation of Trustee. The Trustee may at any time resign and be discharged of the duties and obligations created by this Loan and Trust Agreement by giving not less than sixty (60) days’ written notice to the Issuer and mailing notice thereof by first-class mail, postage prepaid, at the Trustee’s expense to the Owners of all Outstanding Bonds, specifying the date when such resignation shall take effect, and such resignation shall take effect upon the day specified in such notice unless previously a successor shall have been appointed, as provided in Section 7.09, in which event such resignation shall take effect immediately on the appointment of such successor. In no event, however, shall such a resignation take effect until a successor Trustee has been appointed pursuant to Section 7.09.
     Section 7.08. Removal of Trustee. The Trustee shall be removed and replaced by the Issuer (at the direction of the Company) if at any time so requested by an instrument or concurrent instruments in writing, filed with the Trustee and the Issuer. The Issuer may remove and replace the Trustee at any time (at the direction of the Company), except during the existence of an Event of Default (or after the occurrence of an event which, upon the giving of notice or the passage of time or both, may become an Event of Default), with or without cause, subject to the provisions of Section 7.09 and the opinion of the Issuer that such removal and replacement of the Trustee is not detrimental to the Bondowners, by filing with the Trustee an instrument signed by an Authorized Officer of the Issuer. Such instrument shall provide for an effective date not less than thirty (30) days after the date of delivery to the Trustee, and shall make such other provisions for transfer of duties to the successor trustee as shall be deemed reasonably necessary in the sole discretion of the Issuer (at the direction of the Company). The Trustee is hereby relieved of any and all liability by the Issuer to the Bondowners resulting from any such removal and replacement by the Issuer without cause. Notwithstanding anything herein to the contrary, a majority in principal amount of Bondholders may direct the Issuer to remove the Trustee subject to the provisions hereof.
     Section 7.09. Appointment of Successor Trustee.

     (a) In case at any time the Trustee shall resign or shall be removed or shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or if a receiver, liquidator or conservator of the Trustee, or of its property, shall be appointed, or if any public officer shall take charge or control of the Trustee, or of its property or affairs, the Issuer covenants and agrees that it will thereupon appoint a successor Trustee (acceptable to the Company or to a majority in principal amount of Bondholders).
     (b) If in a proper case no appointment of a successor Trustee shall be made pursuant to the foregoing provisions of this Section within 45 days after the Trustee shall have given to the Issuer written notice, as provided in Section 7.07, or after a vacancy in the office of the Trustee shall have occurred by reason of its inability to act, the Trustee or the Owner of any Bond may apply to any court of competent jurisdiction to appoint a successor Trustee. Such court may thereupon, after such notice, if any, as such court may deem proper and prescribe, appoint a successor Trustee.
     (c) Any Trustee appointed under the provisions of this Section in succession to the Trustee shall be a trust company or bank having the powers of a trust company within or outside the State, having capital and surplus aggregating at least $50,000,000 or having at least $500,000,000 of assets under trust administration if there be such a trust company or bank willing and able to accept the office on reasonable and customary terms and authorized by law to perform all of the duties imposed upon it by this Loan and Trust Agreement.
     Section 7.10. Transfer of Rights and Property to Successor. Any successor Trustee appointed under this Loan and Trust Agreement shall execute, acknowledge and deliver to its predecessor Trustee, and also to the Issuer, an instrument accepting such appointment, and thereupon such successor Trustee, without any further act, deed or conveyance, shall become fully vested with moneys, estates, properties, rights, powers, duties and obligations of such predecessor Trustee, including all Credit Facilities and liquidity facilities, with like effect as if originally named as Trustee; but the Trustee ceasing to act shall nevertheless, on the written request of the Issuer or of the successor Trustee, execute, acknowledge and deliver such instruments of conveyance and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Trustee all the right, title and interest of the predecessor Trustee in and to any property held by it under this Loan and Trust Agreement, and shall pay over, assign and deliver to the successor Trustee any money or other property subject to the trusts and conditions herein set forth, subject nevertheless to its lien, if any, provided for in Section 7.05. Should any deed, conveyance or instrument in writing from the Issuer be required by such successor Trustee for more fully and certainly vesting in and confirming to such successor Trustee any such estates, rights, powers and duties, any and all such deeds, conveyances and instruments in writing shall, on request and so far as may be authorized by law, be executed, acknowledged and delivered by the Issuer. Any such successor Trustee shall promptly notify the Registrar and each Paying Agent of its appointment as Trustee.
     Section 7.11. Merger, Conversion or Consolidation. Any company into which any Fiduciary may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which any Fiduciary may sell or transfer all or substantially all of its corporate trust business, shall be the successor to such Fiduciary without the execution or filing of any paper or the performance of any further act, provided that any such successor shall be a bank with trust powers or trust company or a national banking association with trust powers and shall be qualified to be a successor to such Fiduciary under Section 7.09 or Section 7.12 and authorized by law to perform all the duties imposed upon it by this Loan and Trust Agreement.
     Section 7.12. Resignation or Removal of Registrar and Paying Agents and Appointment of Successors. Any Registrar or Paying Agent may at any time resign and be discharged of the duties and obligations created by this Loan and Trust Agreement by giving at least sixty (60) days’ written notice to the Issuer, the Company and the Trustee. Any Registrar or Paying Agent may be removed at any time by an instrument filed with such Fiduciary and the Trustee and signed by an Authorized Officer of the Issuer. Any initial or successor Paying Agent shall be appointed by resolution of the Issuer and shall be a bank with trust powers or trust company organized under the laws of any state of the United States or a national banking association with trust powers, having capital and surplus aggregating at least $50,000,000 or having at least $500,000,000 of assets under trust administration, and willing and able to accept the office of Paying Agent on reasonable and customary terms and authorized by law to perform all the duties imposed upon it by this Loan and Trust Agreement. Any successor Registrar shall be appointed by resolution of the Issuer and shall be a bank with trust powers or trust company organized under the laws of the State or a national banking association with trust powers doing business in the State and having capital and surplus aggregating at least $50,000,000 or having at least $500,000,000 of assets under trust administration, and willing and able to accept the office of Registrar on reasonable and customary terms and authorized by law to perform all duties imposed upon it by this Loan and Trust Agreement.
     In the event of the resignation or removal of any Paying Agent, such Paying Agent shall pay over, assign and deliver any moneys held by it to its successor, or if there be no successor then appointed, to the Trustee until such successor be appointed.
     Section 7.13. Co-Trustees. It is the purpose of this Loan and Trust Agreement that there shall be no violation of any law of any jurisdiction (including particularly the law of the State) denying or restricting the right of banking corporations or associations to transact business as Trustee in such jurisdiction. It is recognized that in case of litigation under this Loan and Trust Agreement, and in particular in case of the enforcement thereof on default, or in case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an additional individual or institution as a separate or co-trustee. The following provisions of this Section shall govern the appointment of separate or co-trustees.
     The Trustee may, in its discretion, appoint one or more additional individuals or institutions as separate or co-trustees by written instrument. The Trustee may from time to time, in writing, prescribe the powers, duties and rights of each separate or co-trustee and may remove any such separate or co-trustee. Each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Loan and Trust Agreement to be exercised by or vested in or conveyed to the Trustee with respect thereto shall, to the extent provided by the Trustee, be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable the separate or co-trustee to exercise the powers, rights and duties so provided by the Trustee, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either the Trustee or such separate or co-trustee.

     Should any deed, conveyance or other instrument from the Issuer be required by the separate trustee or co-trustee so appointed by the Trustee for more fully and certainly vesting trusts, duties and obligations, any and all such deeds, conveyances and other instruments shall on request, be executed, acknowledged and delivered by the Issuer. In case any separate trustee or co-trustee, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate trustee or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate trustee or co-trustee.
     Section 7.14. Recordkeeping. The Trustee shall keep proper books, records and account in which complete and correct copies of all certificates and documents required to be filed with it hereunder shall be maintained and preserved for a reasonable period of time. The Trustee shall make such books and records available for inspection by the Issuer during reasonable hours and under reasonable conditions. The Issuer shall have the right to require the Trustee to furnish such documents as the Issuer, in its sole discretion and from time to time, deems necessary to determine that the provisions of this Loan and Trust Agreement have been complied with and to satisfy the Issuer’s statutory recordkeeping requirements.
ARTICLE VIII
BOND DEFAULTS AND REMEDIES
     Section 8.01. Bond Defaults Defined. If any of the following events occur, it is hereby defined as and declared to be and to constitute a “Bond Default”:
     (a) Payment of any interest on any Bond shall not be made when and as that interest shall become due and payable;
     (b) Payment of the principal of or any premium on any Bond shall not be made when and as that principal or premium shall become due and payable, whether at stated maturity, by redemption, pursuant to any mandatory sinking fund requirements, by acceleration or otherwise; or
     (c) A “Loan Default” shall occur under Section 9.01.
     Section 8.02. Acceleration. Upon the occurrence of a Bond Default set forth in Section 8.01, the Trustee may, and upon the written request of the Bondowners of more than 50% of the aggregate principal amount of Bonds then Outstanding shall, by notice in writing delivered to the Issuer and the Company, declare the principal of all Bonds then Outstanding and the accrued interest thereon immediately due and payable, and such principal and interest shall thereupon become and be immediately due and payable.
     Section 8.03. Remedies. Upon the occurrence of a Bond Default, the Trustee, may, in addition to acceleration as provided in Section 8.02, pursue any available remedy by action at law or suit in equity to enforce the payment of the principal of, premium, if any, and interest on the Bonds. In exercising the rights given the Trustee under this Article, the Trustee shall take such action as, in the judgment of the Trustee applying the standards described in Section 7.01, would best serve the interests of the Bondowners.

     If any Bond Default shall have occurred, and if requested so to do by the Bondowners of more than 50% in aggregate principal amount of Bonds then Outstanding and if indemnified, the Trustee shall be obliged to exercise such one or more of the rights and powers conferred by this Article as the Trustee, being advised by counsel, shall deem most expedient in the interest of the Bondowners.
     No remedy by the terms of this Loan and Trust Agreement conferred upon or reserved to the Trustee (or to the Bondowners) is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Trustee or to the Bondowners hereunder or now or hereafter existing at law or in equity or by statute.
     No delay or omission to exercise any right or power accruing upon any default or event of default shall impair any such right or power or shall be construed to be a waiver of any such default or event of default or acquiescence therein; and every such right and power may be exercised from time to time and as often as may be deemed reasonable or prudent.
     No waiver of any default or Bond Default hereunder, whether by the Trustee pursuant to the provisions of Section 8.10 or by the Bondowners, shall extend to or shall affect any subsequent default or event of default or shall impair any rights or remedies consequent thereon.
     Section 8.04. Right of Bondowners to Direct Proceedings. Anything herein to the contrary notwithstanding, the Bondowners of a majority in aggregate principal amount of Bonds then Outstanding shall have the right, at any time, by an instrument or instruments in writing executed and delivered to the Trustee, to direct the time, method and place of conducting all proceedings to be taken in connection with the enforcement of the terms and conditions hereof, or for the appointment of a receiver or any other proceedings hereunder, provided that such direction shall not be otherwise than in accordance with the provisions of law and of this Loan and Trust Agreement.
     Section 8.05. Waiver of Certain Rights. Upon the occurrence of a Bond Default, to the extent that such rights may then lawfully be waived, neither the Issuer nor anyone claiming through it or under it, shall set up, claim or seek to take advantage of any moratorium, stay, extension or redemption laws now or hereafter in force to prevent or hinder the enforcement of this Loan and Trust Agreement, but the Issuer, for itself and all who may claim through or under it hereby waives, to the extent that it lawfully may do so, the benefit of all such laws to which it may be entitled by law.
     Section 8.06. Application of Moneys. All moneys received by the Trustee pursuant to any right given or action taken under the provisions of this Article shall, after payment of the cost and expenses of the proceedings resulting in the collection of such moneys and of the expenses, liabilities and advances incurred or made by the Trustee, be deposited into the Bond Fund and all moneys held or deposited in the Bond Fund during the continuance of a Bond Default shall be applied as follows:
     (a) Unless the principal of all the Bonds has become or shall have been declared due and payable, all such moneys shall be applied:

     First: To the payment to the persons entitled thereto of all installments of interest then due on the Bonds, in the order of the maturity of the installments of such interest including interest (to the extent permitted by law) on overdue installments of interest, and, if the amount available shall not be sufficient to pay in full any particular installment, then to the payment ratably, according to the amounts due on such installment, to the persons entitled thereto without any discrimination or privilege; and
     Second: To the payment to the persons entitled thereto of the unpaid principal of any of the Bonds which shall have become due (other than Bonds called for redemption for the payment of which moneys are held pursuant to the provisions hereof), in the order of their due dates, with interest (to the extent permitted by law) on such Bonds from the respective dates upon which they became due and, if the amount available shall not be sufficient to pay in full Bonds due on any particular date, together with such interest, then to the payment ratably, according to the amount of principal, with interest (to the extent permitted by law) on such premiums from the respective dates on which such premiums became due, due on such date, to the persons entitled thereto without any discrimination or privilege.
     Third: To the payment to the persons entitled thereto of the unpaid premium, if any on any of the Bonds which have been called for redemption, in the order of the redemption dates, with interest (to the extent permitted by law) on such premiums from the respective dates on which such premiums became due, and, if the amount available shall not be sufficient to pay in full the premiums due on any particular redemption date, together with such interest, then to the payment ratably, according to the premium due on such date, to the persons entitled thereto without any discrimination or privilege.
     (b) If the principal of all the Bonds shall have become due or shall have been declared due and payable, all such moneys shall be applied first to the payment of the principal and interest then due and unpaid upon all of the Bonds, without preference or priority of principal over interest or of interest over principal, or of any installment of interest, or of any Bond over any other Bond, ratably, according to the amounts due respectively for principal and interest, to the persons entitled thereto without any discrimination or privilege, and secondly to the payment of the premium, if any, then due, ratably to the persons entitled thereto without any discrimination or privilege.
     (c) If the principal of all the Bonds shall have been declared due and payable, and if such declaration shall thereafter have been rescinded and annulled under the provisions of this Article then, subject to the provisions of subsection (b) of this Section in the event that the principal of all the Bonds shall later become due or be declared due and payable, the moneys shall be applied in accordance with the provisions of subsection (a) of this Section.
     Whenever moneys are to be applied pursuant to the provisions of this section, such moneys shall be applied at such times from time to time as the Trustee shall determine, having due regard to the amount of such moneys available for application and the likelihood of additional moneys becoming available for such application in the future. Whenever the Trustee shall apply such funds, it shall fix the date (which shall be an Payment Date unless it shall deem another date more suitable) upon which such application is to be made and upon such date interest on the amounts of principal to be paid on such dates shall cease to accrue. The Trustee shall give such notice as it may deem appropriate of the deposit and shall not be required to make payment to the Bondowner of any unpaid Bond until such Bond shall be presented to the Trustee for appropriate endorsement or for cancellation if fully paid.
     Section 8.07. Remedies Vested in Trustee. All rights of action (including the right to file proof of claims) under this Loan and Trust Agreement or under any of the Bonds may be enforced by the Trustee without the possession of any of the Bonds or the production thereof in any trial or other proceedings relating thereto and any such suit or proceeding instituted by the Trustee shall be brought in its name as Trustee without the necessity of joining as plaintiffs or defendants any Bondowners appertaining thereto, and any recovery of judgment shall, subject to the provisions of Section 8.06, be for the equal and ratable benefit of the Bondowners of the Bonds Outstanding.
     Section 8.08. Rights and Remedies of Bondowners. No Bondowner shall have any right to institute any suit, action or proceeding in equity or at law for the enforcement of this Loan and Trust Agreement or for the execution of any trust thereof or for the appointment of a receiver or any other remedy hereunder, unless a Bond Default has occurred nor unless the Bondowners of at least a majority in aggregate principal amount of Bonds then Outstanding shall have made written request to the Trustee and shall have offered it reasonable opportunity either to proceed to exercise the powers hereinbefore granted or to institute such action, suit or proceeding in its own name nor unless also the Trustee shall thereafter fail or refuse to exercise the powers hereinbefore granted, or to institute such action, suit or proceeding in its own name nor unless also they have offered to the Trustee indemnity; and such notification, request and offer of indemnity are hereby declared in every case at the option of the Trustee to be conditions precedent to the execution of the powers and trust of this Loan and Trust Agreement, and to any action or cause of action for the enforcement of this Loan and Trust Agreement, or for the appointment of a receiver or for any other remedy hereunder; it being understood and intended that no one or more Bondowners shall have any right in any manner whatsoever to affect, disturb or prejudice the security of this Loan and Trust Agreement by its, his or their action or to enforce any right hereunder except in the manner herein provided and that all proceedings at law or in equity shall be instituted, had and maintained in the manner herein provided and for the equal benefit of the Bondowners of all Bonds then Outstanding. Nothing herein contained shall, however, affect or impair the right of any Bondowner to enforce the payment of the principal of and interest on any Bond at and after the stated maturity thereof, or the obligation of the Issuer to pay the principal of, premium, if any, and interest on each of the Bonds issued hereunder to the respective Bondowners at the time, place, from the source and in the manner herein and in said Bonds expressed.
     Section 8.09. Termination of Proceedings. In case the Trustee shall have proceeded to enforce any right hereunder and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely, then and in every such case the Issuer, the Company and the Trustee shall be restored to their former positions and rights hereunder and all rights, remedies and powers of the Trustee shall continue as if no such proceedings had been taken.
     Section 8.10. Waivers of Bond Defaults. The Trustee shall waive any Bond Default hereunder and its consequences and rescind any declaration of maturity of principal of and interest on the Bonds upon the written request of the Bondowners of a majority in aggregate principal amount of all of the Bonds then Outstanding, provided however, that there shall not be waived without the consent of the Bondowners of all the Bonds Outstanding (i) any Bond Default in the payment of the principal of any outstanding Bonds at the date of maturity specified therein or at the date fixed for the redemption thereof, or (ii) any Bond Default in the payment when due of the interest on any such Bonds unless, prior to such waiver or rescission, all arrears of interest, with interest (to the extent permitted by law) on overdue installments of interest at the rate per annum provided in the Bonds, or all arrears of payments of principal, with interest (to the extent permitted by law) on overdue principal at the rate per annum provided in the Bonds, as the case may be, and all expenses of the Trustee in connection with such default shall have been paid or provided for; and in case of any such waiver or rescission, or in case any proceeding taken by the Trustee on account of any such default shall have been discontinued or abandoned or determined adversely, then and in every such case the Issuer, the Trustee and the Bondowners shall be restored to their former positions and rights hereunder respectively, but no such waiver or rescission shall extend to any subsequent or other default, or impair any right consequent thereon.
ARTICLE IX
DEBT SERVICE COVERAGE RATIO
     The Company covenants to take all action required to have and maintain a Debt Service Coverage Ratio of not less than 1.25:1 for each fiscal year commencing with the fiscal year ending in 2008 and based upon the audited financial statements of the Company for each such fiscal year; provided, however, failure to maintain such Debt Service Coverage Ratio for any fiscal year shall not be an Event of Default so long as the Senior Lender has waived compliance with debt service coverage requirements under the Senior Credit Facility and the Company is not in default with respect to any payments due under this Loan and Trust Agreement or the Note.
ARTICLE X
LOAN DEFAULTS AND REMEDIES
     Section 10.01. Loan Defaults Defined. If any of the following events occur, it is hereby defined as and declared to be and to constitute a “Loan Default”:
     (a) Default in the due and punctual payment of any installment of principal or any payment of interest or premium on the Loan or the Note or otherwise due hereunder when and as the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise;
     (b) The Company shall fail to observe or perform any of the covenants, agreements or conditions of the Company contained in this Loan and Trust Agreement or in the Security Documents and such failure shall continue for 30 days after either (i) written notice thereof is given by the Issuer, the Trustee or the Bondowners of more than 50% in aggregate principal amount of the Bonds at the time Outstanding to the Company, or (ii) any Authorized Officer of the Company has actual notice thereof;
     (c) Any representation or warranty made by the Company herein or in any of the Security Documents or in any certificate, document or financial statement delivered to the Issuer shall prove to have been incorrect in any material adverse respect as of the time when made or given;

     (d) The Company shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or a substantial part of its respective assets; (iv) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty days or more; (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (vi) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or (vii) adopts a plan of liquidation of its assets; or
     (e) Any Person shall (i) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or a substantial part of its assets which continues undischarged for a period of thirty days or more; or (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of 60 days or more.
     Section 10.02. Certain Notices to Company. In the event that the Trustee fails to receive when due any payment of principal or interest by the Company on the Loan, the Trustee shall immediately give written notice thereof by telefax, mail, postage prepaid, or by messenger to the Company specifying such failure. Such notice, however, shall not be a condition precedent to the exercise of any remedy hereunder, and failure to give such notice shall not preclude such default from being a Loan Default.
     Section 10.03. Acceleration Upon Certain Circumstances. Upon the occurrence of a Loan Default, the Trustee may, by written notice to the Company, declare the Loan to be immediately due and payable and/or may pursue any available remedy by suit at law or in equity to insure or realize the payment of the principal of, premium, if any, and interest under this Loan and Trust Agreement. In the event that the Trustee shall accelerate the Bonds pursuant to Section 8.02, the Trustee shall, by written notice to the Company, declare the entire outstanding principal balance of the Loan together with all interest accrued thereon to be due and payable, and such principal and interest shall thereupon become and be immediately due and payable.
     Section 10.04. Remedies. Whenever any Loan Default shall have occurred, but subject to the Subordination Agreement, the Trustee may declare all Loan Repayments for the remainder of the term of this Loan and Trust Agreement (being an amount equal to that necessary to pay in full all Outstanding Bonds, assuming acceleration of the Bonds hereunder, and all other indebtedness hereunder) to be immediately due and payable by the Company and may declare the entire outstanding principal balance of the Loan, together with all interest accrued thereon, to be due and payable, provided, however, that there may be no acceleration of the Loan unless there is an acceleration of the Bonds hereunder; but any acceleration of the Bonds hereunder shall result in an acceleration of the Loan. The provisions of this Section do not limit the application of Section 10.01 or 10.03. Upon the occurrence of a Loan Default, the Trustee may also take whatever action at law or in equity may appear necessary or appropriate to collect the Loan Repayments then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder.

     Section 10.05. Disposition of Funds. Any amounts collected pursuant to action taken under Section 10.03 or 10.04 shall be paid into the Bond Fund and applied in accordance with the provisions of Section 8.06.
     Section 10.06. Manner of Exercise. No remedy conferred upon or reserved to the Issuer hereunder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power occurring upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article, it shall be necessary to give only such notice as may be herein expressly required.
     Section 10.07. Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions hereof and the Issuer or the Trustee should employ attorneys or incur other expenses (including the costs and expenses of the Issuer Attorney) for the collection of the Loan or the enforcement of performance of any obligation or agreement on the part of the Company hereunder, the Company will on demand pay to the Issuer or the Trustee the reasonable fee of such attorneys and such other expenses so incurred.
     Section 10.08. Effect of Waiver. In the event any agreement contained herein should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach.
     Section 10.09. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Loan and Trust Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power granted herein to the Issuer or the Trustee, but will permit the execution of every such power as though no such law had been enacted.
     Section 10.10 Limitation of Actions; Subordination Agreement. Notwithstanding any provisions of Article VIII, Article IX and Article X, all bond defaults and loan defaults and related remedies shall be subject to the terms and conditions of the Subordination Agreement.
ARTICLE XI
AMENDMENTS
     Section 11.01. Powers of Amendment. Subject to the Subordination Agreement, the Issuer, the Trustee and the Company may enter into one or more Supplemental Loan and Trust Agreements without the consent of the Owners of the Bonds to cure any ambiguity, inconsistency or omission in this Loan and Trust Agreement. Any other modification or amendment of this Loan and Trust Agreement and of the rights and obligations of the Issuer and of the Owners of the Bonds in any

particular may be made by a Supplemental Loan and Trust Agreement with the written consent given as hereinafter provided in Section 11.02 of (a) the Owners of at least a majority in Principal Amount of the Bonds Outstanding at the time such consent is given, and (b) in case less than all of the several Series of Bonds then Outstanding are affected by the modification or amendment, the Owners of at least a majority in Principal Amount of the Bonds of each Series so affected and Outstanding at the time such consent is given; provided, however, that if any such modification or amendment will, by its terms, not take effect so long as any Bonds of any specified like Series and maturity remain Outstanding, the consent of the Owners of the Bonds of such Series and maturity shall not be required and such Bonds shall not be deemed to be Outstanding for the purpose of any calculation of the Principal Amount of Outstanding Bonds under this Section. No such modification or amendment shall permit a change in the terms of redemption or maturity of the principal of any Outstanding Bond or of any installment of interest thereon or a reduction in the Principal Amount or the Redemption Price thereof or in the rate of interest thereon without the consent of the Owner of such Bond, or shall reduce the percentages of Bonds the consent of the Owners of which is required to effect any such modification or amendment. For the purposes of this Section, a Series shall be deemed to be affected by a modification or amendment of this Loan and Trust Agreement if the same adversely affects or diminishes the rights of the Owners of Bonds of such Series. The Trustee may in its discretion determine whether or not, in accordance with the foregoing provisions, Bonds of any particular Series or maturity would be affected by any modification or amendment of this Loan and Trust Agreement and any such determination shall be binding and conclusive on the Issuer and all Owners of Bonds. The Trustee may receive an opinion of counsel, including a Counsel’s Opinion, as conclusive evidence as to whether Bonds of any particular Series or maturity would be so affected by any such modification or amendment of this Loan and Trust Agreement.
     Section 11.02. Consent of Bondowners. Subject to the Subordination Agreement, the Issuer may at any time adopt a Supplemental Loan and Trust Agreement making a modification or amendment permitted by the provisions of Section 11.01 to take effect when and as provided in this Section. A copy of such Supplemental Loan and Trust Agreement (or brief summary thereof or reference thereto in form approved by the Trustee) together with a request to Bondowners for their consent thereto in form satisfactory to the Trustee by the Issuer to Bondowners, shall be mailed by the Trustee by first class mail, postage prepaid, to the Owners of all Outstanding Bonds. Such Supplemental Loan and Trust Agreement shall not be effective unless and until (a) there shall have been filed with the Trustee (i) the written consents of Owners of the percentages of the Principal Amount of Outstanding Bonds specified in Section 11.01, and (ii) a Counsel’s Opinion stating that such Supplemental Loan and Trust Agreement has been duly and lawfully adopted and filed by the Issuer in accordance with the provisions of this Loan and Trust Agreement, is authorized or permitted by this Loan and Trust Agreement, and is valid and binding upon the Issuer and enforceable in accordance with its terms; and (b) a notice shall have been given as hereinafter in this Section provided. Each such consent shall be effective only if accompanied by proof of the holding, at the date of such consent, of the Bonds with respect to which such consent is given, which proof shall be such as is permitted by Section 11.02. A certificate or certificates by the Issuer filed with the Trustee that it has examined such proof and that such proof is sufficient in accordance with Section 11.02 shall be conclusive that the consents have been given by the Owners of the Bonds described in such certificate or certificates of the Issuer. Any such consent shall be binding upon the Owner of the Bonds giving such consent and, anything in Section 11.02 to the contrary notwithstanding, upon any subsequent Owner of such Bonds and of any Bonds issued in exchange therefor (whether or not such subsequent Owner thereof has notice thereof), unless such consent is revoked in writing by the Owner of such Bonds giving such consent or a subsequent Owner thereof by filing with the Trustee prior to the time when the written statement of the Issuer hereinafter in this Section provided for is filed, such revocation. At any time after the Owners of the required percentages of Bonds shall have filed their consents to the Supplemental Loan and Trust Agreement, the Issuer shall make and file with the Trustee a written statement that the Owners of such required percentages of Bonds shall have filed their consents to the Supplemental Loan and Trust Agreement. Such written statement shall be conclusive that such consents have been so filed. At any time thereafter, notice, stating in substance that the Supplemental Loan and Trust Agreement (which may be referred to as a Supplemental Loan and Trust Agreement adopted by the Issuer on a stated date, a copy of which is on file with the Trustee) has been consented to by the Owners of the required percentages of Bonds and will be effective as provided in this Section, may be given to Bondowners by the Issuer by mailing such notice to Bondowners (but failure to mail such notice shall not prevent such Supplemental Loan and Trust Agreement from becoming effective and binding as in this Section provided) not more than ninety (90) days after the Owners of the required percentages of Bonds shall have filed their consents to the Supplemental Loan and Trust Agreement and the written statement of the Issuer hereinabove provided for is filed. The Issuer shall file with the Trustee proof of the mailing of such notice. A transcript, consisting of the papers required or permitted by this Section to be filed with the Trustee, shall be proof of the matters therein stated. Such Supplemental Loan and Trust Agreement making such amendment or modification shall be deemed conclusively binding upon the Issuer, each Fiduciary and the Owners of all Bonds at the expiration of thirty (30) days after the filing with the Trustee of the proof of the mailing of such last mentioned notice, except in the event of a final decree of a court of competent jurisdiction setting aside such Supplemental Loan and Trust Agreement in a legal action or equitable proceeding for such purpose commenced within such thirty (30) day period; provided, however, that the Issuer during such thirty (30) day period and any such further period during which any such action or proceeding may be pending shall be entitled in their absolute discretion to take such action, or to refrain from taking such action, with respect to such Supplemental Loan and Trust Agreement as they may deem expedient.
     Section 11.03. Modifications by Unanimous Consent. Subject to the Subordination Agreement, in addition to Section 11.01, the terms and provisions of this Loan and Trust Agreement and the rights and obligations of the Issuer and of the Owners of the Bonds thereunder may be modified or amended in any respect upon the adoption and filing by the Issuer of a Supplemental Loan and Trust Agreement and the consent of the Owners of all of the Bonds then Outstanding, such consent to be given as provided in Section 11.02, except that no notice to Bondowners shall be required.
     Section 11.04. Mailing. Any provision in this Article for the mailing of a notice or other document to Bondowners shall be fully complied with if such notice of document is mailed postage prepaid only (a) to each registered owner of Bonds then Outstanding at his or her address, appearing upon the registration books of the Issuer, and (b) to the Trustee.
     Section 11.05. Exclusion of Bonds. Bonds owned or held by or for the account of the Issuer shall not be deemed Outstanding for the purpose of consent or other action nor any calculation of the Principal Amount of Outstanding Bonds provided for in this Article, and the Issuer shall not be entitled with respect to such Bonds to give any consent or take any other action provided for taken under this Article. The Issuer shall furnish the Trustee a certificate of an Authorized Officer of the Issuer, upon which the Trustee may rely, describing all Bonds so to be excluded.

     Section 11.06. Notation on Bonds. Bonds delivered after the effective date of any action taken as in this Article XI provided may, and if the Trustee so determines shall, bear a notation by endorsement or otherwise in form approved by the Issuer and the Trustee as to such action, and in that case upon demand of the Owner of any Bond Outstanding at such effective date and upon presentation of his Bond for the purpose at the principal office of the Trustee, suitable notation shall be made on such Bond by the Trustee as to any such action. If the Issuer or the Trustee shall so determine, new Bonds so modified as in the opinion of the Trustee and the Issuer to conform to such action shall be prepared and delivered, and upon demand of the Owner of any Bond then Outstanding shall be exchanged, upon surrender of such Bonds.
ARTICLE XII
GENERAL
     Section 12.01. Notices. Unless otherwise expressly provided herein, all notices, certificates or other communication hereunder shall be sufficiently given and shall be deemed given when hand delivered, sent via facsimile transmission with evidence of receipt or when mailed by first class mail, postage prepaid, or by prepaid telegram addressed as follows: (i) if to the Issuer, at the Issuer’s Address; (ii) if to the Company, at the Company’s Address; and (iii) if to the Trustee, at the Trustee’s Address.
     A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Trustee shall also be concurrently given to the Company at the Company’s Address.
     Whenever the Trustee is required hereunder to give notice to Bondowners, it shall give such notice by first class mail to each person on the Bond Register whose Bond is affected thereby.
     Section 12.02. Consent of Bondowners. Any consent, request, direction, approval, objection or other instrument required by this Loan and Trust Agreement to be signed and executed by the Bondowners may be in any number of concurrent writings of similar tenor and may be signed or executed by such Bondowners in person or by agent appointed in writing. Proof of the execution of any such consent, request, direction, approval, objection or other instrument or of the writing appointing any such agent and of the ownership of Bonds, if made in the following manner, shall be sufficient for any of the purposes hereof, and shall be conclusive in favor of the Trustee with regard to any action taken under such request for other instrument, namely: The fact and date of the execution by any person of any such writing may be proved by the certificate of any officer in any jurisdiction who by law had power to take acknowledgments within such jurisdiction that the person signing such writing acknowledged before him the execution thereof, or by an affidavit of any witness to such execution.
     Section 12.03. Limitation of Rights. With the exception of rights herein expressly conferred, nothing expressed or mentioned in or to be implied from this Loan and Trust Agreement or the Bonds is intended or shall be construed to give to any person other than the parties hereto, the Company and the Bondowners any legal or equitable right, remedy or claim under or in respect to this Loan and Trust Agreement, or any covenants, conditions and provisions hereof, which are and are intended to be for the sole and exclusive benefit of the parties hereto, the Company and the Bondowners as herein provided.
     Section 12.04. Captions. The captions or headings in this Loan and Trust Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions hereof.
     Section 12.05. Execution Counterparts. This Loan and Trust Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
     Section 12.06. Severability. In the event any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision.
     Section 12.07. Binding Effect. This Loan and Trust Agreement shall inure to the benefit of and shall be binding upon the Issuer and the Company and their respective heirs, successors and assigns.
     Section 12.08. Governing Law. This Loan and Trust Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nebraska.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Issuer, the Company and the Trustee have caused this Loan and Trust Agreement to be executed and delivered as of the date first above written.

COUNTY OF FILLMORE, STATE OF NEBRASKA

ATTEST:

	By:	/s/ Robert W. Mueller

Chairperson
/s/ Amy Nelson

Secretary

ADVANCED BIOENERGY, LLC

	By:	/s/ Revis L. Stephenson III, Chairman

[Name], [Title]

	By:	/s/ Larry L. Cerny, Sec.

[Name], [Title]

WELLS FARGO BANK, N.A., as Trustee

	By:	/s/ Chad W. Shirk

	Name:	Chad W. Shirk
	Title:	Vice President

	By:	/s/ Richard K. DeBuse II

	Name:	Richard K. DeBuse II
	Title:	Vice President

EXHIBIT A
FORM OF BOND
THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS IT HAS FIRST BEEN REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE TRUSTEE SHALL HAVE RECEIVED AN OPINION, SATISFACTORY TO THE TRUSTEE, FROM COUNSEL THAT REGISTRATION UNDER SAID ACT AND LAWS IS NOT REQUIRED.
UNITED STATES OF AMERICA
STATE OF NEBRASKA
COUNTY OF FILLMORE,
STATE OF NEBRASKA,
SUBORDINATE EXEMPT FACILITIES REVENUE BONDS,
(ADVANCED BIOENERGY, LLC ETHANOL PLANT PROJECT)

Original Issue
Number	Rate	Maturity Date	Date	Amount	CUSIP No.
REGISTERED OWNER:		CEDE & CO.

PRINCIPAL AMOUNT:
     KNOW ALL MEN BY THESE PRESENTS that the County of Fillmore, State of Nebraska, a municipal corporation organized under the laws of the State of Nebraska (the “Issuer”), for value received, promises to pay, but solely from the source and as hereinafter provided and not otherwise, to the above-named registered owner, or registered assigns principal and interest hereon as provided below.

     1. Authority. This Bond has been issued pursuant to and in full compliance with the Constitution and laws of the State of Nebraska, particularly Sections 13-1101 to 13-1121 of the Nebraska Statutes, as amended, and by authority of resolutions adopted by the Issuer governing body in connection with a project and activity undertaken pursuant to said section of the Nebraska Revised Statutes. The Bonds do not constitute an indebtedness of the Issuer within the meaning of any state constitutional provision or statutory limitation. The Bonds do not constitute or give rise to a charge against the Issuer’s general creditor taxing powers or a pecuniary liability of the Issuer. The principal of, premium, if any, and interest on this Bond is payable by the Issuer solely from “Pledged Revenues” as defined in the Loan and Trust Agreement (described below), including all payments by Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), under the Loan and Trust Agreement. This Bond is a limited obligation of the Issuer.
     This Bond is one of a duly authorized Series of Bonds of the Issuer, limited in aggregate principal amount to $7,000,000 (hereinafter referred to as the Bonds, issued and authorized to be issued for the purpose of providing financing to the Company. The Bonds are all issued under and are equally and ratably secured and entitled to the protection and benefits given by and the financing is accomplished under the terms of a Loan and Trust Agreement dated April 1, 2006 by and among the Issuer, the Company and the Trustee (hereinafter referred to as the “Loan and Trust Agreement”) with respect to an exempt facility located in the Village of Fairmont (the “Facility”), which Loan and Trust Agreement provides for principal and interest payments sufficient to provide the Issuer with revenues to pay when due the principal of and interest on the Bonds. All of the Issuer’s right, title and interest in and to the Loan and Trust Agreement (except for its right to enforce certain limited provisions contained in Sections 6.19 and 9.07 of the Loan and Trust Agreement) has been pledged and assigned to the Trustee as security for the payment of the Bonds.
     2. Maturity; Repayment of Principal; Interest. The Bonds shall mature on December 1, 2017.
     The Bond shall be payable as to interest on June 1 and December 1 of each year commencing December 1, 2006 and shall bear interest until the principal amount thereof is paid, such interest to be computed on the basis of a 360-day year comprised of twelve 30-day months. The Bonds shall be payable as to interest by check or draft of the Trustee mailed to the person who at the close of business on the Record Date is the Owner of each Bond, provided that payment to any Owner of at least $1,000,000 principal amount of any Bond (or lesser amount of such Bonds if such Bonds constitute all the Bonds at the time Outstanding) shall be made by wire transfer in immediately available funds. The Bonds shall be subject to redemption prior to maturity as provided below.
     Overdue principal and interest on each Bond shall (to the extent legally enforceable) bear interest at the same rate per annum as was born by such Bond on the due date of the delinquent payment. Any interest on any Bond which is payable, but is not punctually paid or duly provided for, may be paid in any lawful manner, at the discretion of the Trustee. All unpaid principal and interest shall be paid on the final maturity date of the Bonds.

     3. Optional Redemption or Purchase of Bonds. Subject to the Subordination Agreement, the Bonds are subject to mandatory tender for purchase or redemption, at the option of the Company, on or after December 1, 2010 in whole or in part on the redemption or purchase date established by the Trustee in accordance with the Loan and Trust Agreement (but if in part in integral multiples of $5,000), at the redemption or purchase prices (expressed in percentages of the principal amount of the Bonds called for redemption or purchase) set forth below plus, in each case, accrued interest to the redemption or purchase date:

Redemption or Purchase Dates
(both dates inclusive)	Redemption or Purchase Prices
December 1, 2012 to November 30, 2013	102%
December 1, 2013 to November 30, 1014	101%
December 1, 2014 and thereafter	100%
     4. Mandatory Sinking Fund Redemption. Subject to the Subordination Agreement, the Bonds will be subject to mandatory redemption by the Issuer prior to maturity, in part by lot (or such other random means selected by the Trustee), at a redemption price equal to the principal amount thereof, together with accrued interest to the date of redemption on each December 1 of the years set forth below:

Sinking Fund	Sinking
Installment	Fund
Payment Date	Installment
2010	$815,000.00
2011	815,000.00
2012	815,000.00
2013	815,000.00
2014	815,000.00
2015	815,000.00
2016	815,000.00
2017 (maturity)	1,295,000.00
     5. Mandatory Redemption Upon Occurrence of Certain Extraordinary Events. Subject to the Subordination Agreement, the Bonds shall be subject to redemption, in whole, at 100% of the principal amount to be redeemed plus accrued interest to the Redemption Date on the Redemption Date established by the Trustee pursuant to Section 2.04 of the Loan and Trust Agreement, if any of the following do not occur by September 30, 2006:
     (i) The Company shall have entered into a design/build contract with Fagen.
     (ii) The Company shall have closed its equity offering in an amount not less than Thirty Three Million Six Hundred Sixty Two Thousand Five Hundred Dollars ($33,662,500.00).

     (iii) The Company shall have entered into and finalized any and all debt obligations with the Senior Lender in an amount not less than $63,675,000.00; and
     (iv) Notwithstanding the foregoing, the combination of debt and equity must be not less than $130,000,000.00.
     6. Optional Redemption Upon Occurrence of Certain Extraordinary Events. Subject to the Subordination Agreement, the Bonds shall be subject to redemption, in whole or in part, at 100% of the principal amount to be redeemed plus accrued interest to the Redemption Date, at the option of the Company, on the Redemption Date established by the Trustee pursuant to Section 2.04 of the Loan and Trust Agreement, out of Net Proceeds of an insurance or condemnation award relating to destruction or damage or condemnation of all or any part of the Facility and, if necessary, other Company funds, if:
     (i) The Facility shall have been damaged or destroyed to such extent that, in the opinion of the Company expressed in a Company’s Certificate, or in the written opinion of an Inspecting Engineer filed with the Issuer and the Trustee following such damage or destruction (1) the completion of the Facility will be delayed for at least six months, (2) it is not practicable or desirable to rebuild, repair or restore the Facility within a period of six consecutive months following such damage or destruction, or (3) the Company is or will be thereby prevented from carrying on its normal operations at the Facility for a period of at least six consecutive months;
     (ii) Title to or the temporary use of all or substantially all of the Facility shall have been taken under the exercise of the power of eminent domain by any Government Authority to such extent that, in the opinion of the Company expressed in a Company’s Certificate, or in the written opinion of an Inspecting Engineer filed with the Issuer and the Trustee (1) the completion of the Facility will be delayed for at least six months, or (2) the Company is or will be thereby prevented from carrying on its normal operations at the Facility for a period of at least six consecutive months;
     (iii) Any court or administrative body of competent jurisdiction shall enter a judgment, order or decree requiring the Company to cease all or any substantial part of its operations at the Facility to such extent that, in the opinion of the Company expressed in the Company’s Certificate, or in the written opinion of Counsel, filed with the Issuer and the Trustee, the Company is or will be thereby prevented from carrying on its normal operations at the Facility for a period of at least six consecutive months;
     (iv) As a result of any changes in the Constitution of Nebraska or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal), this Loan and Trust Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purposes of the parties as expressed herein, or unreasonable burdens or excessive liabilities shall have been imposed on the Issuer or the Company including without limitation federal, state or other ad valorem, property, income or other taxes not being imposed on the date hereof; or
     (v) It shall subsequently be discovered that the Company’s title to the Facility shall be materially defective, and the Company’s title to the Facility shall be lost by reason of such defect.
     In any such case, the Company shall, to exercise this option, give notice to the Issuer and the Trustee in writing of its intent to exercise its option and specifying the proposed Redemption Date, within thirty (30) days following discovery of the event by the Company. The exercise by the Company of its option to redeem the Bonds shall be binding on the Trustee. Within sixty (60) days after the giving of notice as set forth above, the Company shall deposit with the Trustee a sum sufficient, together with other funds held by the Trustee and available for such purpose (i) to redeem all Bonds then Outstanding at a redemption price equal to the principal amount thereof, (ii) to pay the interest which will become due on such Bonds to and including the Redemption Date, and (iii) to pay all expenses of the Issuer and the Trustee accrued and to accrue through the Redemption Date.
     (g) If the Bonds are redeemed in part pursuant to this option, the aggregate principal amount available for redemption shall be allocated by the Trustee among the various maturities in the proportions (as nearly as practicable given the minimum authorized denomination) that the amount of such maturity bears to the aggregate principal amount of all Outstanding Bonds, or, at the option of the Company, the particular Bonds or portions thereof to be redeemed shall be selected by the Trustee in inverse order of stated maturity. The Trustee shall select Bonds within a maturity by lot or by such other random means as the Trustee shall determine in its discretion.
     7. Mandatory Redemption of Bonds on Completion Date. The Bonds will be subject to redemption by the Issuer prior to maturity, in part by lot (or such other random means selected by the Trustee), at a redemption price equal to the principal amount thereof, together with accrued interest to the date of redemption, on the Completion Date from amounts on deposit in the Project Fund following the completion of the Project.
     8. Redemption Upon Determination of Taxability. The Bonds will be subject to redemption by the Issuer prior to maturity, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption, upon a Determination of Taxability as provided in the Loan and Trust Agreement.
     9. Prepayment of Bonds. No Bond may be called for redemption prior to its stated maturity except as provided in the Loan and Trust Agreement; provided, however, that nothing in the Loan and Trust Agreement shall be deemed to limit the right of acceleration of Bond maturities upon the occurrence of Bond Default.
     10. Notice and Effect of Redemption. Notice of the call for any redemption of Bonds prior to maturity shall be given by mailing a copy of the redemption notice by first-class mail not less than 30 nor more than 60 days prior to the Redemption Date to the Bondowner of each Bond to be redeemed at the address shown on the Bond Register; provided, however, that failure to give any such notice as aforesaid or any defect therein with respect to any particular Bond shall not affect the validity of any proceedings for the redemption of any other Bond.
     Each redemption notice shall (i) identify the particular Bonds or portions thereof to be redeemed (including, at a minimum, certificate numbers and called amount for each certificate (for partial calls), publication date, Redemption Date, redemption agent name and address, date of issue, interest rate, maturity date, and other descriptive information, if any, that accurately identifies the particular Bonds called for redemption), (ii) identify the provisions of the Loan and Trust Agreement pursuant to which the Bonds are being redeemed, (iii) identify the place of payment, (iv) state the applicable redemption price, including the premium, if any, and (v) state that interest on the Bonds or portions thereof thus called for redemption will cease to accrue from and after the Redemption Date specified therein.
     If pursuant to the Loan and Trust Agreement the Trustee shall hold funds in the form of cash or Government Obligations which are available and will be sufficient in amount to pay the principal of and premium, if any, on the Bonds or portions thereof thus called for redemption and to pay the interest thereon to the Redemption Date, such Bonds or portions thereof shall cease to bear interest from and after the Redemption Date in question.
     11. Other Provisions. Except as provided in the Loan and Trust Agreement, the owners of the Bonds shall have no right to enforce the provisions of the Loan and Trust Agreement or to institute action to enforce the covenants therein, or to take any action with respect to any event of default under the Loan and Trust Agreement, or to institute, appear in or defend any suit or other proceedings with respect thereto. In certain events, on the conditions, in the manner and with the effect set forth in the Loan and Trust Agreement, the principal of all Bonds issued under the Loan and Trust Agreement and then outstanding may become or may be declared due and payable before the stated maturity thereof, together with interest accrued therein. Amendments, supplements, modifications and alterations of the Loan and Trust Agreement may be made only to the extent and in the circumstances permitted by the Loan and Trust Agreement.
     This Bond may only be transferred in whole and may be transferred only in compliance with existing state and federal securities laws, and only by a written assignment duly executed by the registered owner hereof or by such owner duly authorized legal representative. Upon presentation and surrender of this Bond together with said executed form of assignment at the principal corporate trust office of the Trustee, the Trustee shall register the transfer of this Bond in the Bond Register maintained by the Trustee; provided, however, that the Trustee shall have no obligation to register the transfer unless the executed assignment shall be satisfactory to it in form and substance. Upon registration of the transfer of this Bond, the Trustee shall cancel this Bond, and the Issuer shall issue, and the Trustee shall authenticate, one or more new Bonds of authorized denominations of the same maturity and interest rate and in the same aggregate outstanding principal amount as this Bond. The Issuer and the Trustee may deem and treat the registered owner hereof as the absolute owner hereof for the purpose of receiving payment of or on account of the principal of, premium, if any, and interest due hereon and for all other purposes, and neither the Issuer, nor the Trustee nor any alternate paying agent shall be affected by any notice to the contrary.

     IT IS HEREBY CERTIFIED, RECITED AND DECLARED that all acts, conditions and things required to exist, happen and be performed precedent to and in the execution and delivery of the Loan and Trust Agreement and the issuance of this Bond do exist, have happened and have been performed in due time, form and manner as required by law, and that the issuance of this Bond and the issue of which it forms a part has been duly authorized by the Issuer and does not exceed or violate any constitutional or statutory limitation. This Bond is issued with the intent that the laws of the State of Nebraska will govern its construction. This Bond shall not be valid or become obligatory for any purpose or be entitled to any security or benefit under the Loan and Trust Agreement until the certificate of authentication hereon shall have been signed by the Trustee.

     IN WITNESS WHEREOF, the Issuer has caused this Bond to be executed in its name by the signatures of its Chairperson and Secretary, and its corporate seal (if any) to be hereunto impressed.

COUNTY OF FILLMORE, IN THE STATE OF NEBRASKA

By:

Chairperson, Board of Supervisors

ATTEST:

County Clerk
CERTIFICATE OF AUTHENTICATION
     This Bond is one of the Bonds described in the within-mentioned Loan and Trust Agreement.

WELLS FARGO BANK, N.A., as Trustee

Date of Authentication:

By:

Authorized Signatory

ASSIGNMENT
SOCIAL SECURITY OR FEDERAL
EMPLOYER IDENTIFICATION
NUMBER:
FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

(Please Print or Typewrite Name and Address of Transferee)
the within Bond and all rights thereunder and hereby irrevocably constitutes and appoints

(Please Print or Typewrite Name and Address of Attorney)
     Attorney to transfer the within Bond on the books kept for registration thereof, with full power of substitution in the premises.

Dated:

NOTICE: Signature(s) must be guaranteed by a commercial bank, broker, dealer, municipal or government securities broker or dealer, credit union, national securities exchange, registered securities association, Clearing agency or savings association.
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Bond in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B
FORM OF COMPANY’S REQUISITION
(Series 2006A Bonds)
Requisition No. ______
Wells Fargo Bank, N.A.
Corporate Trust Department
1248 ‘O’ Street
Lincoln, NE 68508

Re:	$7,000,000 County of Fillmore, State of Nebraska, Subordinate Exempt Facilities Revenue Bonds, Series 2006A (Advanced BioEnergy, LLC Ethanol Plant Project)
     This Company’s Requisition is delivered to you pursuant to Section 4.02 of the Loan and Trust Agreement dated April 1, 2006 (the “Loan and Trust Agreement”) by and among the County of Fillmore, Nebraska (the “Issuer”), Advanced BioEnergy LLC, a Delaware limited liability company (the “Company”), and Wells Fargo Bank, N.A., Lincoln, Nebraska, as Trustee. Reference is made to the Project Costs Account created in Section 3.02 of the Loan and Trust Agreement. Any capitalized terms not defined herein shall have the same meaning as in the Loan and Trust Agreement.
     The Company hereby requisitions from the Project Costs Account the amount of $                                         to pay (or reimburse the Company for) Project Costs, as defined in the Loan and Trust Agreement.
     In support of the Requisition, the undersigned hereby certifies as follows:
     1. As provided by Section 4.02 of the Loan and Trust Agreement, the Company has provided to the Trustee a Statement of Project Costs, prepared by an independent engineer in accordance with the provisions of Section 4.02(f). The Statement of Project Costs is attached hereto as Schedule A.
     2. The Company has complied with the Senior Credit Facility and the Company is not in default under the Senior Credit Facility.
     3. Attached hereto as Schedule B is a Certificate of General Contractor of the Project waiving all mechanics liens or other liens relating to the amount to requisitioned.

     4. The amounts for which payment is being requisitioned:
     (a) Have been incurred by the Company and paid (or are presently due and owing) for the specific purposes to the specific suppliers (copies of invoices, lien waivers, and certificate from project inspector, are submitted herewith) and in the specific component amounts listed in Schedule C attached hereto;
     (b) Have been incurred by the Company for land or property of a character subject to the allowance for depreciation under Section 167 of the Internal Revenue Code of 1986, as amended (the “Code”), except as otherwise indicated in Schedule C attached hereto;
     (c) Were incurred by the Company after ___ (except as permitted under the Tax Regulatory Agreement);
     (d) Are chargeable to the capital account of the Project or would be so chargeable either with a proper election of the Company or but for a proper election by the Company to deduct such amounts; and
     (e) Will not result in less than 95% of the Bond Proceeds being used for the acquisition or improvement of land, or acquisition, construction, reconstruction or improvement of property (i) that qualifies as a “solid waste disposal facility” under Section 142(a)(6) of the Code and the regulations under that Section, and (ii) of a character subject to the allowance for depreciation under Section 167 of the Code.
     5. The amounts, if any, requisitioned for payment of issuance expenses have been incurred by the Company and paid (or are presently due and owing) for the specific purposes to the specific persons and in the amounts listed in Schedule D attached hereto.
     6. The estimated completion date of the Project now is ___. The Company is not in default under the Loan and Trust Agreement, except as follows (if no default exists, so state):                                                                                 .
     7. Nothing has occurred to the knowledge of the undersigned which will prevent the performance by the Company of its obligations under the Loan and Trust Agreement, except as follows (if none, so state):                                                                                  .
     8. The Company certifies either (check appropriate paragraph):
     ___(A) That each item of cost included in this requisition was included in the list of Project Costs as stated in the Company’s Certificate dated the Original Issue Date, upon which the determination of the weighted average reasonably expected economic life of the Project was made; or

     ___ (B) That the reasonably expected economic life to the Company of the property for which payment is being requested, determined as of the later of the date on which the Bonds were issued or the date on which that property was or is expected to be placed in service, will not cause the average maturity of the Bonds to exceed 120% of the weighted average reasonably expected economic life of the property, taking into account the substituted or additional property, to be financed or refinanced, directly or indirectly, with the Bond Proceeds, determined in accordance with Section 147(b) of the Code.
     9. No Company’s Requisition has previously been submitted in respect of the costs which form a basis for this Company’s Requisition.
     10. All disbursement procedures required by the Trustee have been completed.
     11. You are hereby requested to pay the amount requisitioned in the following manner:
     (a) To the Company by check; or
     (b) To the Company by deposit in its general account (No. ___) maintained at

; or

     (c) Other:

.

     Executed by the undersigned on _____________________.

ADVANCED BIOENERGY, LLC
By:	, Member

EXHIBIT C

C-1